Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

EXECUTION VERSION

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
8POINT3 HOLDING COMPANY, LLC
A Delaware Limited Liability Company
Dated as of
June 24, 2015

i

ii

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
8POINT3 HOLDING COMPANY, LLC
A Delaware Limited Liability Company
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 8POINT3 HOLDING COMPANY, LLC dated as of June 24, 2015, is adopted, executed and agreed to, for good and valuable consideration, by SunPower YC Holdings, LLC, a Delaware limited liability company, and First Solar 8point3 Holdings, LLC, a Delaware limited liability company. In consideration of the covenants, conditions and agreements contained herein, the Parties hereto hereby agree as follows:
Article I
DEFINITIONS
Section 1.1    Definitions.
As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“AAA” means the American Arbitration Association and any successor organization.
“Acceptable Project” means a Project, or an interest in a Project, that:
(a)    is photovoltaic,
(b)    is located in Australia, Canada, Chile, France, Germany, Japan, Mexico, South Africa, the United Kingdom or the United States,
(c)    is (i) with respect to Utility Scale Projects, contracted at a fixed price (which may be subject to escalation or time-of-delivery factors) for at least 80% of the projected output of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that have Investment Grade Credit Ratings, (ii) with respect to C&I Projects, contracted at a fixed price (which may be subject to escalation or time-of-delivery factors) for at least 80% of the projected output or the projected modeled revenue of such Project with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of such Project to the Operating Company and with counterparties that (A) have Investment Grade Credit Ratings, or (B) so long as at least 70% of the C&I Projects sold or contributed to the Operating Company by the offering Sponsor have Investment Grade Credit Ratings at such time, meet the Minimum Commercial Requirements, or (iii) with respect to Residential Projects, composed of Residential Systems each of which is contracted with a homeowner at a fixed price (which may be subject to escalation or time-of-delivery factors) for at least 80% of the projected output or the projected modeled revenue of such Residential System with a minimum of ten years remaining on the term of such contract at the time of sale or contribution of the Residential Project to the Operating Company; provided, however, that the average FICO Score of the homeowners party to such contracts shall be at least 700, no more than 20% of such homeowners shall have FICO Scores less than 680 and no more than 0.5% of such homeowners shall have FICO Scores less than 650 (the FICO Score of each homeowner being measured at the time such contract was executed),
(d)    is at or past its Commercial Operation Date, unless such Project is a Tax Beneficial Project, in which case the Project may be contributed no more than three months prior to the Tax Beneficial Date, and
(e)    to the extent such Project has operating and maintenance agreements or asset management agreements entered into directly or indirectly with a Sponsor or an Affiliate of a Sponsor, such operating and maintenance agreements or asset management agreements are directly or indirectly terminable for convenience or otherwise without penalty or premium.
Notwithstanding the foregoing, (i) each of the El Pelicano Project, the La Huella Project and Luz Del Norte Project shall each be deemed to be an Acceptable Project as long as each Project is contracted for a minimum of 65% of its output and otherwise meets the requirements of an Acceptable Project (other than, for the avoidance of doubt, the requirement that 80% of projected output be contracted) and (ii) a Project that is a Utility Project Site on which a Utility Scale Project owned (or to be acquired together with such Utility Project Site), directly or indirectly, by the Operating Company, is situated (and such Utility Scale Project qualifies as an Acceptable Project or is otherwise approved by a Majority Interest) shall be an Acceptable Project.
“Accounting Member” means that Member whose Affiliate provides accounting services to the Company pursuant to a Management Services Agreement.
“Adjusted Capital Account Deficit” means, with respect to any Economic Member, the deficit balance, if any, in such Economic Member’s Capital Account as of the end of the relevant tax year, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts which such Economic Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjustment Amount” means, with respect to any Member, the sum of (i) to the extent the Distribution Adjustment Amount for such Fiscal Year is negative, 50% of such Distribution Adjustment Amount plus (ii) a negative amount equal to any Shortfall owed by such Member from the prior Fiscal Year plus (iii) a positive amount equal to any Shortfall owed to such Member.
“Adjustment Percentage” means, with respect to any Member, the percentage calculated by dividing (i) the aggregate of (x) all Distributed Cash generated during the Adjustment Period by the Projects that were contributed or sold to the Operating Company by such Member and its Affiliates plus (y) 50% of the Distributed Cash generated during the Adjustment Period by the Projects acquired by the Operating Company from any Person other than a Member or its Affiliates by (ii) the Aggregate Distributed Cash generated during the Adjustment Period.
“Adjustment Period” means, as of any date, the period beginning on the Closing Date and ending on the last day of the most recent Quarter ending on or prior to such date.
“Affected Member” has the meaning set forth in Section 6.3(a).
“Affected Project” has the meaning set forth in Section 6.3(a).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, SP Member and its Affiliates (other than the Company, the YieldCo General Partner or any Group Member), on the one hand, and FS Member and its Affiliates (other than the Company, the YieldCo General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the YieldCo General Partner or any Affiliate of any Group Member or the YieldCo General Partner.
“Aggregate Distributed Cash” means the cumulative amount of Distributed Cash for all Projects owned directly or indirectly by the Operating Company in a given period.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of 8point3 Holding Company, LLC, as it may be amended, modified, supplemented or restated from time to time.
“Allocation Year” means (a) the Company’s taxable year for United States federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for United States federal income tax purposes.

“Annual Calculations” has the meaning set forth in Section 3.2(b).
“Annual Minimum Offer” has the meaning set forth in Section 6.2.
“Annual Offer Schedule” has the meaning set forth in Section 6.2.
“Appraiser” has the meaning set forth in Section 8.5(c)(ix).
“Auction Buyer” has the meaning set forth in Section 8.5(c)(iii).
“Auction Initiator” has the meaning set forth in Section 8.5(c)(v).
“Auction Period” has the meaning set forth in Section 8.5(c)(v).
“Auction Price” has the meaning set forth in Section 8.5(c)(v).
“Auction Price Allocation Opinion” has the meaning set forth in Section 8.5(c)(ix).
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of:
(i)    all cash and cash equivalents of the Company on hand at the end of such Quarter; and
(ii)    all cash and cash equivalents of the Company actually received by the date of determination of Available Cash with respect to such Quarter by the Company from distributions by the Operating Company made with respect to such Quarter subsequent to the end of such Quarter, less;
(b)    the amount of any cash reserves established by a Majority Interest to:
(i)    provide for the proper conduct of the business of the Company subsequent to such Quarter; and
(ii)    comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject;
provided, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if a Majority Interest so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Binding Agreement” has the meaning set forth in Section 8.5(c)(v).

“Board Member Option” has the meaning set forth in Section 9.1(d)(iii).
“Board of Directors” means the Board of Directors of the YieldCo General Partner.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Buyout Option” means a purchase option provided to a counterparty in a power purchase agreement or lease for a Project or Group Member Agreement.
“C&I Project” means any ground-mounted or roof-top distributed solar generation system or systems designed and installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers who purchase solar power directly from a generation company or a solar power plant.
“Capital Account” means the capital account determined and maintained for each Economic Member in accordance with Section 5.4, Section 7.2 and Section 7.3.
“Capital Contribution” means (a) any cash, cash equivalents or the fair market value of Contributed Property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member, net of any Liabilities either assumed by the Company upon such contribution or to which such property or other consideration is subject when contributed or (b) current distributions that a Member is entitled to receive but otherwise waives.
“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.6, as such Certificate of Formation may be amended, supplemented or restated from time to time.
“Class A Share” has the meaning set forth in the Partnership Agreement.
“Class B Share” has the meaning set forth in the Partnership Agreement.
“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Commercial Operation Date” means, with respect to a Project, the date on which such Project has (or in the case of (i) a Residential Project, the first date all of the Residential Systems within such Residential Project, or (ii) a C&I Project, the first date all of the solar generation systems within such C&I Project, in each case have) achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Project) under each construction contract for the construction of such Project or Residential System and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which such Project delivers or transmits Electricity from such Project or Residential System.
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” has the meaning set forth in the Operating Company Limited Liability Company Agreement.
“Company” means 8point3 Holding Company, LLC, a Delaware limited liability company.
“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Confidential Information” means all documents, materials, data or other information with respect to the Parties, their Affiliates, the Company, the YieldCo General Partner, any Group Member or any Joint Venture which are not generally known to the public; provided that Confidential Information shall not include information that becomes available to a Receiving Party on a non-confidential basis.
“Conflicts Committee” has the meaning set forth in the Partnership Agreement.
“Contributed Companies” means the Project Companies contributed or sold to the Operating Company by FS Member or its Affiliates or SP Member or its Affiliates, respectively.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company.
“Deadlock” has the meaning set forth in Section 8.5(a).
“Deadlock Notice” has the meaning set forth in Section 8.5(a).
“Deadlock Response” has the meaning set forth in Section 8.5(a).
“Deficit Economic Member” has the meaning set forth in Section 7.1(c)(i).
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by a Majority Interest.
“Director” or “Directors” means a member or members of the Board of Directors.
“Dispute Accountant” has the meaning set forth in Section 3.2(c)(ii).
“Disclosing Party” has the meaning set forth in Section 14.6.
“Disputing Member” has the meaning set forth in Section 3.2(c)(i).
“Distributed Cash” means, with respect to any Project Company whose interests are owned directly or indirectly by the Operating Company, the aggregate amount of (i) cash distributed to the Operating Company from such Project Company during a given period, (ii) cash received by the Operating Company in respect of a Project owned by such Project Company pursuant to Section 2.2(b) of the Omnibus Agreement, and (iii) cash received by the Operating Company in respect of such Project Company or a Project owned thereby pursuant to Sections 3.1 and 3.2 of the Omnibus Agreement; provided that in calculating such Project Company’s Distributed Cash, (A) any expenses incurred by the Operating Company, the YieldCo General Partner, the Partnership or any of their Affiliates directly on behalf of such Project Company during such period, and not reimbursed by the Project Company during such period, shall be deducted from the amount of cash actually distributed by such Project Company and (B) any cash received by the Operating Company in respect of such Project Company or a Project owned thereby pursuant to Sections 3.1 and 3.2 of the Omnibus Agreement shall be counted as Distributed Cash only to the extent that a corresponding expense has been or will be deducted from the amount of cash actually distributed by the applicable Project Company. Notwithstanding the foregoing, Extraordinary Proceeds distributed to the Operating Company shall not be treated as Distributed Cash unless agreed by a Majority Interest.
“Distributed Cash Calculation” has the meaning set forth in Section 3.2(b).
“Distribution Adjustment Amount” means, with respect to any Member, the amount calculated at the end of each Fiscal Year by subtracting (i) the Modeled Distributed Cash projected to be generated during the Adjustment Period by the Projects that were contributed or sold to the Operating Company by such Member and its Affiliates from (ii) the aggregate of all Distributed Cash generated during the Adjustment Period by the Projects that were contributed or sold to the Operating Company by such Member and its Affiliates; provided that if the Distribution Adjustment Amount for any Fiscal Year is less than 1% of the Modeled Distributed Cash for such Fiscal Year, the Distribution Adjustment Amount for such Fiscal Year shall equal zero.
“EBITDA” means earnings before interest, tax, depreciation and amortization, each as determined in accordance with U.S. GAAP.
“Economic Member” has the meaning set forth in Section 3.1(a).

“Economic Units” has the meaning set forth in Section 3.1(a).
“El Pelicano Project” means the 100 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.
“Electricity” means electric energy, measured in kWh.
“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.
“Event of Eminent Domain” means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material property or asset owned by the Operating Company or any Project Company, by any governmental authority.
“Event of Loss” means an event which causes any material property or asset owned by the Operating Company or any Project Company to be damaged, destroyed or rendered unfit for normal use, other than an Event of Eminent Domain.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Extraordinary Event” means, with regard to any Project, any cause or event which results in the reduction of the remaining Forecasted Distributed Cash from such Project, including the following causes and events:
(a)    any sale (including due to the exercise of a Buyout Option) or incurrence of Indebtedness;
(b)    acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods and washouts;
(c)    arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military;
(d)    any application of government conservation or curtailment rules and regulations;
(e)    any property or other tax increase;

(f)    explosions, sabotage, breakage, malfunction, degradation, accidents, casualty or condemnation to or underperformance for any reason of equipment, machinery, transmission systems, plants or facilities;
(g)    loss or nonperformance of contractual rights or permits; and
(h)    compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having or asserting jurisdiction.
“Extraordinary Proceeds” means:
(a)    the aggregate cash proceeds received by the Operating Company or any Project Company in respect of any sale of an interest in a Project or Joint Venture;
(b)    any cash proceeds received by the Operating Company or any Project Company with respect to the incurrence or issuance of any Indebtedness by the Operating Company or such Project Company; and
(c)    the cash proceeds (other than proceeds from business interruption insurance) received by the Operating Company or any Project Company from any complete or partial Event of Loss or Event of Eminent Domain.
“Fair Value” means the fair market value of a subject asset at the time of determination.
“FERC” means the Federal Energy Regulatory Commission.
“FICO Score” means a credit score created by Fair Isaac Corporation.
“Final Calculation” has the meaning set forth in Section 3.2(d).
“Fiscal Year” has the meaning set forth in Section 12.2.
“Forecasted Distributed Cash” means, with respect to any Project, the average Distributed Cash projected to be generated by such Project per year for the ensuing 10 year period.
“Forecasted Project Value” means, with respect to any Project, the net present value of all Distributed Cash projected to be generated by such Project through its remaining useful life including any residual value of the Project, which amount shall be determined based on the Valuation Criteria (as defined in the Master Formation Agreement).
“FS Contributed Company” means any Project Company contributed or sold to the Operating Company by FS Member or its Affiliates.
“FS Director” has the meaning set forth in Section 9.1(a)(ii).
“FS Member” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“FS Parent” means First Solar, Inc., a Delaware corporation.
“FS Project Model” means the financial model for the FS Contributed Companies which is included in the Master Project Model.
“Gaining Management Member” has the meaning set forth in Section 9.1(d)(iii).
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by an Economic Member to the Company shall be the gross fair market value of the asset;
(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of additional Economic Units by any new or existing Economic Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to an Economic Member of more than a de minimis amount of property other than money as consideration for Economic Units; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);
(c)    The Gross Asset Value of any Company asset distributed to any Economic Member shall be the gross fair market value of such asset on the date of distribution; and
(d)    The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof.
If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member or Joint Venture, including the Partnership Agreement, that is a limited or general partnership, the limited liability company agreement of any Group Member or Joint Venture that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member or Joint Venture that is a corporation, the joint venture agreement or similar governing document of any Group Member or Joint Venture that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, or other debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (e) all obligations of such Person to pay the deferred purchase price of assets or services, (f) all indebtedness of a second Person secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement may be limited to repossession or sale of such property), (h) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments and/or (i) all indebtedness of others guaranteed directly or indirectly by such Person; provided that the definition of “Indebtedness” shall not include trade payables arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and are not overdue.
“Indemnitee” means (a) any Member, (b) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Company or any Member, (c) any Person who is or was serving at the request of a Member as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to the Company or any Group Member or any Joint Venture; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any Person who controls a Member, (e) any Person who is or was providing services at the request of the Company pursuant to a Management Services Agreement and (f) any Person a Majority Interest designates as an “Indemnitee” for purposes of this Agreement.
“Independent Director” means a natural person who meets the independence, qualification and experience requirements of the NASDAQ Stock Market LLC or any other national securities exchange upon which the limited partner or other Equity Interests of the Partnership are listed or are to be listed and the independence, qualification and experience requirements of Section 10A-(3) of the Exchange Act (or any successor law) and the rules and regulations of the Commission and any other applicable law.
“Investment Grade Credit Rating” means, with respect to any Person, having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.
“La Huella Project” means the 60 to 88 Megawatt (AC) solar power project located in Chile to be developed and built by an Affiliate of SP Member.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Liquidation Date” means the date of dissolution of the Company pursuant to Section 13.1.
“Liquidation Percentage” means, with respect to any Economic Member, the percentage arrived at by dividing (i) the aggregate of (x) all Forecasted Project Values for the Projects contributed or sold to the Operating Company by such Economic Member and its Affiliates plus (y) 50% of the Forecasted Project Values for the Projects acquired by the Operating Company from any Person other than an Economic Member or its Affiliates by (ii) the Forecasted Project Values for all Projects. At all times, the Liquidation Percentage of all Economic Members shall aggregate to 100%.
“Liquidator” means one or more Persons selected by the Members to perform the functions described in Section 13.2 as liquidating trustee of the Company within the meaning of the Delaware Act.
“Losing Management Member” has the meaning set forth in Section 9.1(d)(i).
“Luz Del Norte Project” means the approximately 141 Megawatt (AC) solar power project located near Copiapó, Chile to being built by an Affiliate of FS Member.
“Majority Interest” means Management Members holding greater than 50% of the outstanding Management Units.
“Majority Management Member” means a Majority Option Management Member that has exercised the Management Unit Transfer in accordance with Section 3.3.
“Majority Option Management Member” has the meaning set forth in Section 3.3(a).
“Management Member” has the meaning set forth in Section 3.1(a).
“Management Unit Transfer” has the meaning set forth in Section 3.3(a).
“Management Units” has the meaning set forth in Section 3.1(a).
“Management Services Agreement” means either (a) the Management Services Agreement, dated as of June 24, 2015, among First Solar 8point3 Management Services, LLC, the Company, the YieldCo General Partner, the Partnership and the Operating Company, or (b) the Management Services Agreement, dated as of June 24, 2015, among SunPower Capital Services, LLC, the Company, the YieldCo General Partner, the Partnership and the Operating Company.
“Master Formation Agreement” means that certain Master Formation Agreement dated as of March 10, 2015 among SP Parent and FS Parent, as it may be further amended, supplemented or restated from time to time.
“Master Project Model” means the FS Project Model and the SP Project Model, combined in one Microsoft Excel document, as transmitted by email from Goldman, Sachs &

Co. to First Solar, Inc., on behalf of the FS Member, and SunPower Corporation, on behalf of the SP Member, on June 19, 2015 at 7:46 p.m. (New York time), as the same may be adjusted from time to time following payment to the Operating Company of all Capacity Buydown Damages (as defined in the Omnibus Agreement) required to be paid in respect of a Project pursuant to Section 2.2(c) of the Omnibus Agreement, to reflect the Actual Project Capacity (as defined in the Omnibus Agreement) of such Project; provided that, in the case of each Project, such adjustments shall be limited to (i) changing the underlying assumption for Project capacity in the FS Project Model or SP Project Model, as applicable, to reflect the Actual Project Capacity (as defined in the Omnibus Agreement) and (ii) updating the values in the “Export/Import tab” worksheet in the Master Project Model named for such Project to reflect the output of the FS Project Model or SP Project Model (as applicable) following the change described in clause (i).
“Member” means any Person executing this Agreement as of the Closing Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company. A Member may be an Economic Member, a Management Member or both an Economic Member and a Management Member.
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.
“Membership Interest” means the ownership interest of a Member in the Company, which may be evidenced by an Economic Unit, Management Unit or other Equity Interest or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.
“Minimum Commercial Requirements” means (a) with respect to for-profit counterparties, a Person that has been in business for a minimum of five years with current annual revenue of at least $5 million per 1 MW of capacity of the applicable C&I Project, a maximum EBITDA to debt service ratio of 1.2x and a maximum debt to equity ratio of 4x and, (b) with respect to not-for-profit counterparties, a Person that has been operating for a minimum of five years and has, in its audited financial statements or unaudited financial statements prepared by an independent accounting firm covering the current fiscal year-to-date and the previous two complete fiscal years, recorded ratios of change in net unrestricted assets before interest, depreciation and amortization to debt service and change in net total assets before interest, depreciation, and amortization to debt service of at least 1.2x during each complete or year-to-date fiscal period.

“Minority Option Management Member” has the meaning set forth in Section 3.3(a).
“Minority Management Member” means a Minority Option Management Member after exercise of the Management Unit Transfer in accordance with Section 3.3.
“Modeled Distributed Cash” means (i) with respect to any Project located in the United States that is held directly or indirectly by the Operating Company, the amount set forth, by Fiscal Year, under the heading “Pre-Tax Cash Available for Distribution” on the Master Project Model or, with respect to any such Project acquired, directly or indirectly, by the Operating Company after the Effective Date, on the project model related to such Project approved by the Conflicts Committee, as applicable, and (ii) with respect to any Project located outside the United States that is acquired directly or indirectly by the Operating Company, the amount set forth, by Fiscal Year, under the heading “Cash Available for Distribution” on the project model related to such Project approved by the Conflicts Committee; provided, however, that the “Modeled Distributed Cash” for any Project contributed to the Operating Company pursuant to Section 6.3(a) shall be deemed to equal zero.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“MU Exercise Period” has the meaning set forth in Section 3.3(a).
“MW” means megawatts.
“Net Adjustment Amount” has the meaning set forth in Section 7.1(c)(ii).
“Net Surplus Economic Member” has the meaning set forth in Section 7.1(c)(ii).
“Net Transferred Distribution Shortfall” has the meaning set forth in Section 7.1(c)(ii).
“Non-Offering Member” has the meaning set forth in Section 6.3(b)(i).
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Offered OpCo Units” has the meaning set forth in Section 4.3(c)(i).
“Offering OpCo Member” has the meaning set forth in Section 4.3(c)(i).
“Offering OpCo Member Notice” has the meaning set forth in Section 4.3(c)(ii).
“Omnibus Agreement” means that certain Omnibus Agreement dated the date hereof among SP Parent, FS Parent and the Operating Company, as it may be amended, supplemented or restated from time to time.

“OpCo Derivative Membership Interests” means “Derivative Membership Interests” as defined in the Operating Company Limited Liability Company Agreement.
“OpCo Managing Member” means 8point3 Energy Partners LP, a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Operating Company as the managing member of the Operating Company, in its capacity as the managing member of the Operating Company. The OpCo Managing Member is the sole managing member of the Operating Company and the holder of the OpCo Managing Member Interest. For the avoidance of doubt, such Person shall be the OpCo Managing Member solely with respect to the OpCo Managing Member Interest and shall be an OpCo Non-Managing Member with respect to any OpCo Non-Managing Member Interests of such Person.
“OpCo Managing Member Interest” means a “Managing Member Interest” as defined in the Operating Company Limited Liability Company Agreement.
“OpCo Member” means an OpCo Managing Member or OpCo Non-Managing Member, as the context may require.
“OpCo Member ROFR Exercise Notice” has the meaning set forth in Section 4.3(c)(v)(A).
“OpCo Membership Interest” means the OpCo Managing Member Interest and any class or series of equity interest in the Operating Company, which shall include any OpCo Non-Managing Member Interests but shall exclude any OpCo Derivative Membership Interests.
“OpCo Non-Managing Member” means a “Non-Managing Member” as defined in the Operating Company Limited Liability Company Agreement.
“OpCo Non-Managing Member Interest” means a “Non-Managing Member Interest” as defined in the Operating Company Limited Liability Company Agreement.
“OpCo ROFO Agreements” means the certain Right of First Offer Agreements dated the date hereof between (a) SP Parent and the Operating Company and (b) FS Parent and the Operating Company, respectively, as they may be amended, supplemented or restated from time to time.
“OpCo ROFR Rightholder” means, in the case of a proposed transfer of Common Units and OpCo Subordinated Units and related Class B Shares, the Sponsor other than the Offering OpCo Member.
“OpCo ROFR Rightholder Option Period” has the meaning set forth in Section 4.3(c)(v)(A).
“OpCo Subordinated Unit” means a “Subordinated Unit” as defined in the Operating Company Limited Liability Company Agreement.
“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Operating Company Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, to be dated as of June 24, 2015, as it may be further amended, supplemented or restated from time to time.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the General Counsel or other inside counsel of, the Company or any of its Affiliates) acceptable to a Majority Interest.
“Option Exercise Period” has the meaning set forth in Section 9.1(d)(iii).
“Option Member” has the meaning set forth in Section 6.3(b)(i).
“Ownership Percentage” means, at the date of any determination, with respect to an Economic Member, the percentage obtained by dividing (a) the number of Economic Units owned by such Economic Member by (b) the total number of outstanding Economic Units owned by all Economic Members.
“Parent” means FS Parent or SP Parent, as applicable.
“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, to be dated as of June 24, 2015, as it may be further amended, supplemented or restated from time to time.
“Partnership Group” means, collectively, the Partnership and the Operating Company and each of their Subsidiaries.
“Party” or “Parties” means FS Member and SP Member, and any Person who shall be admitted to the Company as a Member effective immediately prior to the Transfer of a Membership Interest.
“Party Representatives” has the meaning set forth in Section 14.6.
“Permitted OpCo Transfer” means:
(a)    with respect to the SP Parent, a transfer by such OpCo Member of an OpCo Membership Interest to a wholly owned Subsidiary of the SP Parent; and
(b)    with respect to the FS Parent, a transfer by such OpCo Member of an OpCo Membership Interest to a wholly owned Subsidiary of the FS Parent provided that, in the case of (a) or (b) above, (i) with respect to Permitted OpCo Transfers by the SP Parent, the Subsidiary transferee remains a wholly owned Subsidiary of the SP Parent (or any successor Person), at all times following such transfer and (ii) with respect to Permitted OpCo Transfers by the FS Parent, the Subsidiary transferee remains a wholly owned Subsidiary of the FS Parent (or any successor Person), at all times following such transfer, it being acknowledged that any transfer resulting in the Subsidiary transferee no longer being wholly owned shall be deemed a transfer that is subject to the restrictions set forth in Article IV.
“Permitted Transfer” means:
(a)    with respect to SP Member, a Transfer by such Member of a Membership Interest or a Transfer of a direct or indirect interest in such Member to a wholly owned Subsidiary of SP Parent;
(b)    with respect to FS Member, a Transfer by such Member of a Membership Interest or a Transfer of a direct or indirect interest in such Member to a wholly owned Subsidiary of FS Parent; and
(c)    with respect to either Party, a Transfer by such Member of a Membership Interest or a Transfer of a direct or indirect interest in such Member upon (i) the other Member’s failure to offer, in good faith, Acceptable Projects for three consecutive Fiscal Years which are sufficient to meet such Member’s (A) obligations under the Annual Offer Schedules in effect for such Fiscal Years or (B) in the absence of an Annual Offer Schedule for any such Fiscal Year, Annual Minimum Offer for such Fiscal Year, (ii) the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member becoming unable, admitting in writing its inability or failing generally to pay its debts as they become due, (iii) the commencement of an involuntary proceeding or the filing of an involuntary petition seeking (A) the liquidation, reorganization or other relief in respect of the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, or (iv) the other Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such other Member (A) voluntarily commencing any proceeding or filing any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Member, its Parent or any Subsidiary of such Parent which owns an interest, directly or indirectly, in such Member or any guarantor or for a substantial part of its assets, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) making a general assignment for the benefit of creditors or (E) taking any action for the purpose of effecting any of the foregoing.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pledge” has the meaning set forth in Section 4.1(a).
“Profits” and “Losses” means, for each tax year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;
(c)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b), (c) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(d)    Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such tax year or other period, computed in accordance with the definition of Depreciation hereof; and
(f)    Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 7.3 shall not be taken into account in computing Profits or Losses.
“Project” means a Utility Scale Project, C&I Project, Residential Project, Utility Project Site or any other asset or project that a Majority Interest designates as a “Project.”
“Project Company” means a corporation, limited liability company, partnership, joint venture, trust or other entity which is a Subsidiary or Joint Venture of the Operating Company and the direct or indirect owner of a Project.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company or, with respect to the fiscal quarter of the Company that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Receiving Party” has the meaning set forth in Section 14.6.

“Regain Board Member Option” has the meaning set forth in Section 9.1(e)(iii).
“Regain Option Exercise Period” has the meaning set forth in Section 9.1(e)(iii).
“Representative” has the meaning set forth in Section 8.8(a).
“Required Allocations” has the meaning set forth in Section 7.3(i).
“Residential Project” means a portfolio of Residential Systems owned directly or indirectly by a Contributed Company.
“Residential System” means a ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating Electricity for that residence.
“Retained Chief Executive Officer” has the meaning set forth in Section 9.2(a)(i)(B).
“Retained Chief Financial Officer” has the meaning set forth in Section 9.2(a)(ii)(B).
“Retaining Management Member” has the meaning set forth in Section 9.2(a)(i)(B).
“ROFO Acceptance Notice” has the meaning set forth in Section 4.2(b).
“ROFO Non-Selling Member” has the meaning set forth in Section 4.2(a).
“ROFO Notice” has the meaning set forth in Section 4.2(a).
“ROFO Parties” has the meaning set forth in Section 4.2(a).
“ROFO Price” has the meaning set forth in Section 4.2(a).
“ROFO Seller” has the meaning set forth in Section 4.2(a).
“ROFO Units” has the meaning set forth in Section 4.2(a).
“ROFO Units Purchase Agreement” has the meaning set forth in Section 4.2(a).
“S&P” means Standard & Poor’s Ratings Group, or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.
“Service Provider” means the Service Provider under and as defined in the applicable Management Services Agreement.
“Shortfall” has the meaning set forth in Section 7.1(c)(ii).

“Shotgun Election” has the meaning set forth in Section 8.5(c)(iii).
“Shotgun Initiator” has the meaning set forth in Section 8.5(c)(i).
“Shotgun Notice” has the meaning set forth in Section 8.5(c)(i).
“Shotgun Price” has the meaning set forth in Section 8.5(c)(ii).
“Shotgun Recipient” has the meaning set forth in Section 8.5(c)(i).
“SP Contributed Company” means any Project Company contributed or sold to the Operating Company by SP Member or its Affiliates.
“SP Director” has the meaning set forth in Section 9.1(a)(i).
“SP Member” means SunPower YC Holdings, LLC, a Delaware limited liability company.
“SP Parent” means SunPower Corporation, a Delaware corporation.
“SP Project Model” means the financial model for the SP Contributed Companies which is included in the Master Project Model.
“Sponsor” or “Sponsors” means SP Parent and FS Parent, individually or collectively, as applicable.
“Sponsor Director” has the meaning set forth in Section 9.1(a)(ii).
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surplus Economic Member” has the meaning set forth in Section 7.1(c)(i).
“Target Distributed Cash Increase” means the targeted increase in Aggregate Distributed Cash for a Fiscal Year over the previous year.
“Target Distributed Cash Increase Range” means the range of Target Distributed Cash Increase for a Fiscal Year. The Target Distributed Cash Increase Range for each Fiscal Year shall be as set forth on the current Target Distributed Cash Increase Schedule unless modified pursuant to Section 6.2.
“Target Distributed Cash Increase Schedule” means a schedule approved by a Majority Interest which sets forth the Target Distributed Cash Increase Range for a period of ten Fiscal Years. The initial Target Distributed Cash Increase Schedule for Fiscal Years 2016 through 2025 is set forth on Exhibit D.
“Tax Beneficial Date” means, with respect to any Project, (i) in general, the last date upon which such Project may be transferred to the Operating Company without materially reducing the amount, or affecting the availability, of a material solar energy tax benefit to the Project or its direct or indirect owners on account of their interests in the Project, including (A) if such Project is eligible for the active solar energy system new construction exclusion from assessment for California property tax purposes, the day immediately preceding the date on which new construction is deemed completed with respect to the Project (or (I) in the case of a Residential Project, the first Residential System to be deemed complete within such Residential Project or (II) in the case of a C&I Project, the first solar generation system to be deemed complete within such C&I Project), within the meaning of California Revenue and Tax Code Section 75.12 and regulations adopted thereunder, and (B) if such Project is eligible for the energy credit determined under Section 48 of the Code, the day immediately preceding the date upon which the Project (or in the case of a Residential Project, the first Residential System within such Residential Project) is placed in service within the meaning of Section 48 of the Code, and (ii) if such Project is eligible for more than one material solar energy tax benefit, the date determined by calculating a tentative Tax Beneficial Date for each such material solar energy tax benefit with respect to such Project and selecting the earliest such date.
“Tax Beneficial Project” means a Project with a Tax Beneficial Date.
“Tax Matters Member” has the meaning set forth in Section 11.3(a).
“Tax Member” means that Member whose Affiliate provides tax services to the Company pursuant to a Management Services Agreement.
“Transfer” has the meaning set forth in Section 4.1(a).
“Transferee” means a Person who has received Units by means of a Transfer.
“Transferred Distribution” has the meaning set forth in Section 7.1(c)(i).
“Transferred Distribution Shortfall” has the meaning set forth in Section 7.1(c)(i).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Units” has the meaning set forth in Section 3.1(a).

“U.S. GAAP” means United States generally accepted accounting principles, as amended from time to time.
“Utility Project Site” means the real property on which a Utility Scale Project is situated, provided that such real property and the Utility Scale Project are separately owned.
“Utility Scale Project” means any wholesale solar energy production facility that is neither a C&I Project nor a Residential Project, including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting the Project to an electric utility or other wholesale power offtaker.
“YieldCo General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company.
“YieldCo General Partner LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC, to be dated as of June 24, 2015, as it may be further amended, supplemented or restated from time to time.
Section 1.2    Construction.
(a)    Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
(b)    The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.
ARTICLE II
ORGANIZATION

Section 2.1    Formation. FS Member and SP Member have formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and thereupon, each Member acquired 50% of all right, title and interest in the Company. The Members hereby amend and restate the original Limited Liability Company Agreement of 8point3 Holding Company, LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the record owner thereof for all purposes.
Section 2.2    Name. The name of the Company shall be “8point3 Holding Company, LLC.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by a Majority Interest. The words “limited liability company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. A Majority Interest may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by a Majority Interest, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as a Majority Interest may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may maintain offices at such other place or places within or outside the State of Delaware as a Majority Interest determines to be necessary or appropriate.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by a Majority Interest and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a Joint Venture. To the fullest extent permitted by law, no Member has any duty or obligation to the Company or any Member to propose or approve the conduct by the Company of any business and may decline to do so in its sole and absolute discretion free of any duty or obligation whatsoever.
Section 2.5    Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6    Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.
Section 2.7    Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof.
ARTICLE III
MEMBERSHIP INTERESTS; UNITS
Section 3.1    Membership Interests; Additional Members.
(a)    The Members own Membership Interests in the Company that shall be represented by Economic Units (“Economic Units”) and Management Units (“Management Units”). Economic Units and Management Units are sometimes referred to collectively herein as “Units.” Holders of Economic Units and Management Units shall be referred to as “Economic Members” and “Management Members,” respectively. The Units shall be uncertificated, unless a Majority Interest determines to have the Company issue certificates for the Units. In exchange for each Economic Member’s Capital Contribution to the Company referred to in Section 5.1, the Company shall issue to each Economic Member the number of Economic Units set forth opposite such Economic Member’s name on Exhibit A. In addition, the Company shall issue to each Management Member the number of Management Units set forth opposite such Management Member’s name on Exhibit B.
(b)    Economic Units shall represent an Economic Member’s interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement. Economic Members shall have no voting or designation rights with respect to their Economic Units.
(c)    Management Units shall represent a Management Member’s right to vote on Company matters in accordance with the provisions of the Agreement and, subject to Section 4.1(e) and Section 9.1, designate Directors. Management Members shall have no interest in items of income, gain, loss or deduction of the Company or any right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement with respect to their Management Units.
(d)    For the avoidance of doubt, the undersigned intend for the holders of Management Units to be considered managers and not members or partners for federal income tax purposes with respect to such Management Units. Therefore, if one hundred percent (100%) of the Economic Units are held by one tax owner, the Company will be treated, as of such time, as a disregarded entity for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

(e)    The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as determined by a Majority Interest or, if required by Article VIII, the unanimous vote of the Management Members.
(f)    Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.1(e) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by a Majority Interest (or, if required by Article VIII, the unanimous vote of the Management Members), including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest; (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Ownership Percentage as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.
(g)    Subject to Article VIII, a Majority Interest shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.1, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.1, in each case including amending this Agreement and Exhibit A and Exhibit B hereof as necessary to reflect any such issuance. Subject to Article VIII, a Majority Interest shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. A Majority Interest shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.
Section 3.2    Adjustment to Economic Units.
(a)    From the Closing Date until November 30, 2019, the number of Economic Units held by each Economic Member shall be fixed at the number set forth opposite each Economic Member’s name on Exhibit A. Thereafter, the number of Economic Units held by each Economic Member will adjust annually according to the terms of this Section 3.2.

Notwithstanding anything to the contrary set forth herein, the number of Economic Units shall at all times equal 1,000.
(b)    No later than January 31 of each Fiscal Year commencing after November 30, 2019, the Members will cause the Accounting Member pursuant to its Management Services Agreement to deliver to the non-Accounting Member a calculation of the amount of Aggregate Distributed Cash for the current Adjustment Period (the “Distributed Cash Calculation”) and the calculation of each Economic Member’s Adjustment Percentage and Distribution Adjustment Amount for the current Fiscal Year based upon the Distributed Cash Calculation (collectively, the “Annual Calculations”).
(c)    (d) Following receipt of the Annual Calculations, the non-Accounting Member will be afforded a period of 30 days to review the Annual Calculations, during which period the non-Accounting Member and its advisors shall have the right to inspect the work papers generated by the Accounting Member in preparation of the Annual Calculations and shall have reasonable access, during normal business hours, to the relevant personnel of the YieldCo General Partner and the Partnership Group and to information, books and records of the YieldCo General Partner, the Partnership Group and, to the extent permitted by the applicable Group Member Agreement, any Joint Venture. At or before the end of such 30-day review period, the non-Accounting Member will either (A) accept the Annual Calculations in their entirety, in which case, the Accounting Member’s calculations shall be final, conclusive and binding on such non-Accounting Member, or (B) deliver to the Accounting Member written notice and a written explanation of those items in the Annual Calculations which the non-Accounting Member (the “Disputing Member”) disputes and the proposed modification of such calculations, in which case only the items identified shall be deemed to be in dispute and the other items shall be deemed to be accepted with the effect set forth in (A) above. If a Member fails to accept or dispute the Annual Calculations before the end of the 30-day review period set forth above, such Annual Calculations shall be deemed to be final, conclusive and binding on such non-Accounting Member. Within a further period of ten days from the end of the aforementioned review period, the Members will attempt to resolve in good faith any disputed items.
(i)    Failing such resolution, either Member may refer the unresolved disputed items for final binding resolution to a nationally recognized firm of certified public accountants agreeable to both Members and having no significant preexisting relationship with either Member (the “Dispute Accountants”). In their review, the Dispute Accountants shall consider only those items or amounts in the Annual Calculations as to which the Disputing Member has disagreed and shall be instructed that they may not resolve any items in dispute such that the Disputing Member’s Adjustment Percentage or Distribution Adjustment Amount, as applicable, is greater than the greatest amount proposed by the Disputing Member or less than the least amount proposed by the Accounting Member. The Dispute Accountants shall deliver to the Members, within 30 days of reference of the matter to the Dispute Accountants, a report setting forth its calculations. The decision of such Dispute Accountants will be final, conclusive and binding on the Members. The cost of the Dispute

Accountants’ review and report of any good faith dispute shall be paid entirely by the Company. The cost of the Dispute Accountants’ review and report of any dispute not made in good faith shall be paid entirely by the Disputing Member.
(ii)    If the Members fail to mutually agree on the Dispute Accountants, the Members shall thereafter promptly cause the AAA to appoint the Dispute Accountants, and in making its determination with respect to such appointment, the AAA shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with any Member or their respective Affiliates. The fees and expenses of the AAA and the Dispute Accountants shall be apportioned in the same manner as described in Section 3.2(c)(ii).
(e)    Upon the final, conclusive and binding determination of the Distributed Cash Calculation and the calculations of the Adjustment Percentages for each Member (collectively, the “Final Calculation”) for such Fiscal Year, the number of Economic Units held by each Economic Member will adjust for such Fiscal Year so that each Economic Member’s Ownership Percentage equals its Adjustment Percentage and the Company shall amend Exhibit A to reflect such adjustment.
Section 3.3    Adjustment to Management Units.
(a)    After the Final Calculation for a Fiscal Year, in the event that a Management Member holds, and has held for at least the prior two consecutive Fiscal Years, at least 70% of the Economic Units, then such Management Member (the “Majority Option Management Member”) shall have the option, to be exercised prior to the earlier of 30 days after any Final Calculation and the end of the fiscal quarter of the Majority Option Management Member in which the Final Calculation is made (the “MU Exercise Period”), to require the other Management Member (the “Minority Option Management Member”) to Transfer to it, at no cost, a percentage of the aggregate outstanding Management Units owned by the Minority Option Management Member so that after giving effect to such Transfer the percentage of Management Units held by the Minority Option Management Member equals the percentage of Economic Units then held by the Minority Option Management Member (the “Management Unit Transfer”). To exercise the right to the Management Unit Transfer, the Majority Option Management Member shall deliver to the Company and the Minority Option Management Member written notice of its election to exercise such right before the expiration of the MU Exercise Period. Upon the Company’s receipt of such notice, the Majority Option Management Member shall succeed to all rights, title and interest in and to such Management Units and the Company shall amend Exhibit B to reflect such Transfer. Notwithstanding the foregoing, in the event that a Management Member waives for a given Fiscal Year its right to exercise the right to the Management Unit Transfer, or fails to exercise the right to the Management Unit Transfer during the MU Exercise Period, such waiver shall only apply to such Fiscal Year and shall not prevent a Management Member that subsequently qualifies as a Majority Option Management Member from exercising the right to the Management Unit Transfer in any subsequent Fiscal Year.

(b)    Upon the completion of the Management Unit Transfer in accordance with Section 3.3(a), no Minority Management Member shall have the right, upon subsequently regaining a certain Economic Unit Ownership Percentage or becoming the Majority Option Management Member, to exercise the right to the Management Unit Transfer or otherwise reacquire the Management Units it Transferred pursuant to Section 3.3(a).
Section 3.4    Limitation of Liability. To the fullest extent permitted by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any of such debts, obligations or liabilities of the Company solely by reason of being a Member.
Section 3.5    Withdrawal of Members. No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so Transferred, the Transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.
Section 3.6    Record Holders. The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.
Section 3.7    No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.
ARTICLE IV
TRANSFERS
Section 4.1    Membership Interests Generally.
(f)    The term “Transfer,” means any direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise of such Membership Interest, excluding any direct or indirect pledge, grant of a security interest, encumbrance, hypothecation or mortgage of a Membership Interest (each, a “Pledge”) but including any Transfer upon foreclosure of any Pledge; provided, however, that any direct or indirect Transfer of ownership interests in SP Parent or FS Parent or, except with respect to Section 4.1(h), any consolidation, merger or direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise of all or substantially all of the assets of SP Parent or FS Parent shall not be a Transfer for purposes of this Section 4.1 and Section 4.2.
(g)    No Member shall Transfer, Pledge or permit an indirect Transfer or Pledge by its direct or indirect owners of its Membership Interest, in whole or in part, except for (i) a Permitted Transfer, (ii) Transfers or Pledges in accordance with the applicable provisions of this Article IV or (iii) Transfers or Pledges by a Majority Management Member or by its direct or indirect owners.
(h)    Except for a Permitted Transfer or a Transfer by a Majority Management Member or a direct or indirect Transfer in a Majority Management Member, no Member may Transfer or permit the indirect Transfer by its direct or indirect owners of less than all of the Membership Interests held by such Member and its Affiliates.
(i)    No direct or indirect Transfer or Pledge of any Membership Interests shall be made if such Transfer or Pledge would (i) not be in compliance with all applicable laws and regulations in all respects, including the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer or Pledge, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), unless the Member making such Transfer or Pledge is the Majority Management Member and unanimous approval is not required pursuant to Section 8.4(b), (iv) constitute a breach or violation of, or a prohibited change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing Indebtedness of the Company, the YieldCo General Partner, any Group Member or any Joint Venture, unless a consent is received waiving such breach, violation, change of control or default, (v) cause the Company or any Group Member to be in violation in any material respect of or default under the Certificate of Formation, this Agreement, any governmental approval to which any Group Member is subject or any other agreement or instrument to which it is a party or by which it or its property is bound or subject, (vi) subject the Company to registration under the Investment Company Act of 1940 or require that the Company register as an investment advisor under the Investment Advisors Act of 1940, (vii) be consummated without obtaining any required approval of any public authority or regulatory body, the failure of which could reasonably be expected to have a material adverse effect on the Company, the YieldCo General Partner or any Group Member, or (viii) to the extent applicable, impair the ability of a Project Company to sell electricity at market-based rates regulated by FERC. Any direct or indirect Transfer, Pledge or purported Transfer or Pledge of a Membership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void, and the Company shall have no obligation to recognize any such Transfer, Pledge or purported Transfer or Pledge.

(j)    Notwithstanding any other provision of this Agreement, a Management Member’s right to designate Directors, as provided in Section 9.1, shall not be Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee of all of the Member’s Units.
(k)    No Member shall Transfer its Membership Interest (including a Permitted Transfer) unless and until the following have occurred: (i) the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement and provided to the Company its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by a Majority Interest, (ii) the Member proposing to make such Transfer shall have delivered to the Company an Opinion of Counsel (reasonably acceptable to the Company as to form, substance and identity of counsel) that no registration under the Securities Act is required in connection with such Transfer (unless the requirement of an opinion is waived by a Majority Interest) and (iii) the Company shall have been furnished with the documents effecting such Transfer executed and acknowledged by both the Transferring Member and Transferee, together with a written agreement of the Transferee (if not already a Member at the time of such Transfer) to become a party to and be bound by the provisions of this Agreement as a Member, which shall be in form and substance reasonably satisfactory to the Company.
(l)    By acceptance of the Transfer of any Membership Interest in accordance with this Article IV, the Transferee of a Membership Interest shall be admitted as a Member with respect to the Membership Interests so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company.
(m)    Each Member making a Transfer or Pledge or which is the subject of a direct or indirect Transfer or Pledge by its direct or indirect owners shall be obligated to pay all expenses incurred in connection with such Transfer or Pledge, and the Company shall not have any obligation with respect thereto. Each Member making a Transfer or Pledge or which is the subject of a direct or indirect Transfer or Pledge by its direct or indirect owners shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with such Transfer or Pledge and the admission of the Transferee as a Member, if applicable, including the legal fees incurred in connection with the legal opinions referred to in Section 4.1(f).
Section 4.2    Membership Interest Right of First Offer.
(c)    Except for a Permitted Transfer or a Transfer by a Majority Management Member or by its direct or indirect owners, no Member shall Transfer or permit an indirect Transfer by its direct or indirect owners of its Membership Interest except in compliance with the provisions of this Section 4.2. If such Member (the “ROFO Seller”) or any of its direct or indirect owners wishes to solicit proposals from third parties to acquire the ROFO Seller’s Units or the direct or indirect interests in such ROFO Seller, the ROFO Seller shall first provide a notice (the “ROFO Notice”) to the other Member (the “ROFO Non-Selling Member” and, together with the ROFO Seller, the “ROFO Parties”), with a copy to the

Company, containing a request for the ROFO Non-Selling Member to provide an agreement (the “ROFO Units Purchase Agreement”) specifying the purchase price (the “ROFO Price”) and other terms and conditions on which the ROFO Non-Selling Member is willing to purchase all but not less than all of the ROFO Seller’s Units (the “ROFO Units”).
(d)    The ROFO Non-Selling Member may deliver the ROFO Units Purchase Agreement up to 30 days after receiving the ROFO Notice. If the ROFO Non-Selling Member submits a ROFO Units Purchase Agreement within the time period specified herein, the ROFO Seller shall have 15 days from the date the ROFO Seller received the ROFO Units Purchase Agreement to accept the ROFO Units Purchase Agreement by notice to the ROFO Non-Selling Member and the Company (the “ROFO Acceptance Notice”). Promptly after the delivery of the ROFO Acceptance Notice, the ROFO Parties shall execute the ROFO Units Purchase Agreement and deliver a copy to the Company. If the ROFO Seller does not deliver a ROFO Acceptance Notice within such 15 day period, the ROFO Parties shall, for a period of 60 days from the date the ROFO Seller received the ROFO Units Purchase Agreement (or such shorter period as they agree), negotiate in good faith the terms of the ROFO Units Purchase Agreement. Upon agreement by the ROFO Parties, the ROFO Parties shall execute the ROFO Units Purchase Agreement and deliver a copy to the Company. If the ROFO Non-Selling Member fails to deliver the ROFO Units Purchase Agreement within the time period set forth above, the ROFO Seller may, during the next 120 days, Transfer the ROFO Units to a third party Transferee or permit the indirect Transfer of the ROFO Units by the direct or indirect owners of the ROFO Seller (i) subject to the applicable terms and restrictions of this Agreement, including this Article IV and (ii) subject to the ROFO Non-Selling Member’s approval of the Transferee or the transferee of such indirect interest, such approval not to be unreasonably withheld.
(e)    If a ROFO Units Purchase Agreement is executed, the ROFO Seller shall sell and the ROFO Non-Selling Member must purchase the ROFO Units in the manner, and subject to the terms and conditions, described in such ROFO Units Purchase Agreement. If the Members do not execute a ROFO Units Purchase Agreement within 60 days from the date the ROFO Seller received the ROFO Units Purchase Agreement, the ROFO Seller may, during the next 120 days, Transfer the ROFO Units to a third party Transferee or permit the indirect Transfer of the ROFO Units by the direct or indirect owners of the ROFO Seller (i) at a purchase price not less than 105% of the ROFO Price and upon terms no more favorable, taken as a whole, to the proposed Transferee or transferee of such indirect interest than those specified in the ROFO Units Purchase Agreement, (ii) subject to the applicable terms and restrictions of this Agreement, including this Article IV and (iii) subject to the ROFO Non-Selling Member’s approval of the Transferee or the transferee of such indirect interest, such approval not to be unreasonably withheld.
(f)    Sales of the ROFO Units to the ROFO Non-Selling Member pursuant to this Section 4.2 shall be made at the offices of the Company within 60 days of the execution of the ROFO Units Purchase Agreement or on such other date as the Members may agree. Such sales shall be effected by the ROFO Seller’s delivery of the ROFO Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the ROFO Non-Selling Member, against payment to the ROFO Seller of the ROFO Price by the ROFO Non-Selling Member and on the terms and conditions specified in the ROFO Units Purchase Agreement.
Section 4.3    OpCo Transfer Generally.
(a)    The term “transfer,” when used in this Section 4.3 shall mean a transaction by which the holder of an OpCo Membership Interest assigns all or any part of such OpCo Membership Interest to another Person who is or becomes an OpCo Member as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.
(b)    Except as provided in Section 4.3(c), nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the OpCo Managing Member or any OpCo Non-Managing Member of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the OpCo Managing Member or such OpCo Non-Managing Member and the term “transfer” in this Section 4.3 shall not include any such disposition.
(c)    Right of First Refusal.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, except with respect to Permitted OpCo Transfers, if a Sponsor (the “Offering OpCo Member”) receives a bona fide offer that the Offering OpCo Member has decided to accept to transfer all or any portion of its Common Units and OpCo Subordinated Units and the number of Class B Shares equal thereto (collectively, the “Offered OpCo Units”), the OpCo ROFR Rightholder will have a right of first refusal to acquire the Offered OpCo Units in accordance with the following provisions of this Section 4.3(c).
(ii)    The Offering OpCo Member will, within five Business Days of receipt of any transfer offer that the Offering OpCo Member has decided to accept, give written notice (the “Offering OpCo Member Notice”) to the Company and the OpCo ROFR Rightholder stating that it has received a bona fide offer for a transfer of the Offered OpCo Units and specifying:
(B)    the number of Offered OpCo Units proposed to be transferred by the Offering OpCo Member;
(C)    the proposed date, time and location of the closing of the transfer, which will not be less than 60 days from the date of the Offering OpCo Member Notice;

(D)    the purchase price per Offered OpCo Unit (which will be payable solely in cash) and the other material terms and conditions of the transfer; and
(E)    the name of the Person who has offered to purchase such Offered OpCo Units.
(iii)    The Offering OpCo Member Notice will constitute the Offering OpCo Member’s offer to transfer the Offered OpCo Units to the OpCo ROFR Rightholder, which offer will be irrevocable until the end of the OpCo ROFR Rightholder Option Period described in Section 4.3(c)(v)(A).
(iv)    By delivering the Offering OpCo Member Notice, the Offering OpCo Member will be deemed, without the necessity of further action, to represent and warrant to the OpCo ROFR Rightholder that:
(B)    the Offering OpCo Member has full right, title and interest in and to the Offered OpCo Units;
(C)    the Offering OpCo Member has all the necessary power and authority and has taken all necessary action to transfer such Offered OpCo Units as contemplated by this Section 4.3(c); and
(D)    the Offered OpCo Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.
(v)    Exercise of the Right of First Refusal.
(B)    The OpCo ROFR Rightholder will have the right to elect irrevocably to purchase all and not less than all of the Offered OpCo Units for a period of 15 Business Days following the receipt of the applicable Offering OpCo Member Notice (such period, the “OpCo ROFR Rightholder Option Period”), by delivering a written notice to the Offering OpCo Member (an “OpCo Member ROFR Exercise Notice”) specifying its desire to purchase all of the Offered OpCo Units, on the terms and for the purchase price set forth in the Offering OpCo Member Notice. Any OpCo Member ROFR Exercise Notice will be binding upon delivery and irrevocable by the OpCo ROFR Rightholder.
(C)    The failure of the OpCo ROFR Rightholder to deliver an OpCo Member ROFR Exercise Notice by the end of the OpCo ROFR Rightholder Option Period, will constitute both a waiver of its rights of first refusal under this Section 4.3(c) with respect to the transfer of Offered OpCo Units and an election to purchase none of the Offered OpCo Units, but will not affect its respective rights with respect to any future transfers.

(vi)    In the event that the OpCo ROFR Rightholder has exercised its right to purchase all and not less than all of the Offered OpCo Units, then the Offering OpCo Member will sell such Offered OpCo Units to the OpCo ROFR Rightholder, and the OpCo ROFR Rightholder will purchase such Offered OpCo Units, on the terms set forth in the Offering OpCo Member Notice within 60 days following the expiration of the OpCo ROFR Rightholder Option Period (which period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain required approvals or consents from any governmental authority). Each OpCo Member will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.3(c)(vi), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.3(c)(vi), the Offering OpCo Member will deliver to the OpCo ROFR Rightholder certificates (if any) representing the Offered OpCo Units to be sold, free and clear of any Encumbrances (other than those contained in this Agreement and the Operating Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the OpCo ROFR Rightholder by certified or official bank check or by wire transfer of immediately available funds.
(vii)    In the event that the OpCo ROFR Rightholder does not elect to purchase all of the Offered OpCo Units, then, provided the Offering OpCo Member has also complied with the provisions of this Section 4.3(c), to the extent applicable, the Offering OpCo Member may transfer all of such Offered OpCo Units, at a price per Offered OpCo Unit not less than the amount specified in the Offering OpCo Member Notice and on other terms and conditions which are not materially more favorable in the aggregate to the proposed purchaser than those specified in the Offering OpCo Member Notice, but only to the extent that such transfer occurs within 90 days after expiration of the OpCo ROFR Rightholder Option Period. Any Offered OpCo Units not transferred within such 90-day period will be subject to the provisions of this Section 4.3(c) upon subsequent transfer.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, neither Sponsor may, without the prior written consent of the other Sponsor, transfer (which, for purposes of this Section 4.3(d), includes any indirect transfer of such OpCo Membership Interest) or exchange all or any portion of its Common Units and OpCo Subordinated Units or any related Class B Shares if, as a result of such transfer or exchange, such Sponsor will own, on a fully diluted basis, less than 17% of the “Percentage Interest” (as defined in the Partnership Agreement) of the OpCo Managing Member; provided, that this Section 4.3(d) shall not apply to a transfer or exchange of Common Units, OpCo Subordinated Units or any related Class B Shares (i) which occurs after the fifth anniversary of the date hereof if such Sponsor also transfers all, but not less than all, of its ownership interest in the Company in such transaction or (ii) if such Sponsor also makes a Permitted Transfer of all, but not less than all, of its ownership interest in the Company in such transaction.

ARTICLE V
CAPITAL CONTRIBUTIONS
Section 5.1    Initial Capital Contributions. Prior to the date hereof, capital contributions totaling $1,000 were made to the Company and 1,000 Economic Units were issued in consideration therefor as set forth in Exhibit A. As of the date hereof, the Economic Members agree that the respective Capital Contributions of the Economic Members and Economic Units of the Economic Members are as set forth on Exhibit A.
Section 5.2    Additional Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company; provided, however, that each Member shall pay or cause to be paid 50% of any amount owed by the Company to any Service Provider under any Management Service Agreement.
Section 5.3    Return of Contributions. Except as expressly provided herein, no Economic Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Economic Member. An Economic Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Economic Member’s Capital Contributions.
Section 5.4    Capital Accounts. A separate capital account (“Capital Account”) shall be established, determined and maintained for each Economic Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:
(a)    increased by (i) the amount of money contributed by the Economic Member to the Company; (ii) the fair market value of any property contributed by the Economic Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Economic Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and
(b)    decreased by (i) the amount of money distributed to the Economic Member by the Company; (ii) the fair market value of any property distributed to the Economic Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Economic Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Economic Member of Company loss and deduction (or items thereof).
In the case of a termination of an Economic Unit or an additional Capital Contribution by an existing or newly admitted Economic Member, the Capital Accounts of the Economic Members shall be adjusted as of the date of such termination or the date of the Capital Contribution, as the case may be.

ARTICLE VI
PROJECT OFFERS TO THE OPERATING COMPANY
Section 6.1    General. Each Member and its Affiliates shall have the right to offer to sell Projects to the Operating Company in accordance with this Article VI; provided, however, that no Member shall be obligated to make any offers or sales to the Operating Company. Notwithstanding anything to the contrary set forth herein, each Project offered by a Member or its Affiliates to the Operating Company must, absent approval of a Majority Interest, qualify as an Acceptable Project.
Section 6.2    Offer Schedule. At least three months prior to the beginning of each Fiscal Year, a Majority Interest shall determine (i) whether the Target Distributed Cash Increase Range for the upcoming Fiscal Year should be altered from the amount provided on the Target Distributed Cash Increase Schedule and (ii) a schedule of expected Project offers by each Member to meet the Target Distributed Cash Increase Range for such Fiscal Year (each, an “Annual Offer Schedule”). The Annual Offer Schedule shall control each Member’s right to offer Projects to the Operating Company and shall set forth, at a minimum, the maximum amount of Target Distributed Cash Increase that each Member shall be permitted to offer to the Operating Company, the Projects that each Member contemplates offering to achieve such Target Distributed Cash Increase, any restrictions on the timing of such offers and agreements of the Management Members with respect to the Annual Offer Schedule. The Annual Offer Schedule may set forth alternative Projects proposed to be offered by a Member to the Operating Company. Subject to Section 6.3, in the absence of an Annual Offer Schedule, each Fiscal Year, each Member will have the right to offer to the Operating Company, at a minimum, Projects with Forecasted Distributed Cash of 50% of the bottom of the Target Distributed Cash Increase Range for such Fiscal Year set forth on the Target Cash Distribution Increase Schedule (each, an “Annual Minimum Offer”). Subject to the Annual Offer Schedule, Section 6.3 or approval of a Majority Interest, no Member or its Affiliates may offer Projects to the Operating Company with Forecasted Distributed Cash which exceeds 50% of the uppermost point of the Target Distributed Cash Increase Range for such Fiscal Year set forth on the Target Cash Distribution Increase Schedule. The Members acknowledge that the OpCo ROFO Agreements do not impose an obligation on the parties thereto to sell any Project to the Operating Company but instead require the parties thereto to allow the Operating Company to make a first offer to purchase the Projects specified therein as provided therein.
Section 6.3    Increased Offer Rights.
(c)    Extraordinary Events. (d) Subject to Section 6.3(a)(ii), in the event that a Project (the “Affected Project”) contributed or sold to the Operating Company by a Member (the “Affected Member”) experiences an Extraordinary Event, whether or not it results in the receipt of Extraordinary Proceeds by the applicable Project Company, (A) the Annual Offer Schedule for the following year shall provide for the offer of one or more additional Projects by the Affected Member or (B) in the absence of Annual Offer Schedules for such year, the Annual Minimum Offer of the Affected Member for such year will be increased to allow for the offer of one or more additional Projects by the Affected Member, in each case that in the aggregate have Forecasted Distributed Cash that, together with the remaining Forecasted Distributed Cash of the Affected Project, if any, is not greater than 105% of the

Forecasted Distributed Cash of the Affected Project immediately prior to the Extraordinary Event.
(i)    If the Operating Company or applicable Project Company receives Extraordinary Proceeds, the Affected Member shall have the right to cause the repair of the Affected Project with the Extraordinary Proceeds or offer to the Operating Company additional Projects pursuant to Section 6.3(a)(i) with a purchase price less than or equal to the amount of such Extraordinary Proceeds. If the Affected Project is not so repaired and the Affected Member and the Operating Company are unable to consummate such sale, the Members shall cause the Operating Company or applicable Project Company, as the case may be, to use such proceeds to acquire Common Units or, if a Majority Interest determines, the Members shall cause the Operating Company to distribute such proceeds. If the Operating Company or the applicable Project Company does not receive proceeds from an Extraordinary Event or the proceeds of the Extraordinary Event are insufficient to acquire additional Projects to replace the Distributed Cash lost in the Extraordinary Event or repair the Affected Project, the Affected Member may contribute additional Projects to the Operating Company without charge to the Operating Company or applicable Project Company or, at the election of the Affected Member, the Members shall cause the applicable Project Company to allow the Affected Member to repair the Affected Project without charge to any Group Member or the Project Company.
(e)    Failure to Offer. (f) In the event that a Member (the “Non-Offering Member”) (1) notifies the other Member (the “Option Member”) that it will not make an offer as set forth the Annual Offer Schedule or an offer for an alternative Project of equivalent or less Forecasted Distributed Cash, or (2) fails to offer a Project within six months of the date set forth in the Annual Offer Schedule for such offer and fails during such period to make an offer for an alternative Project of equivalent or less Forecasted Distributed Cash, the Option Member shall have the right to offer additional Projects within three months of such notification or failure (but not prior to the beginning of Fiscal Year to which such Annual Offer Schedule applies) which have Forecasted Distributed Cash that is not greater than 105% of the Forecasted Distributed Cash that is not being satisfied by the Non-Offering Member.
(i)    If there is no Annual Offer Schedule for a Fiscal Year and a Non-Offering Member (1) notifies the Option Member that it will not offer Projects projected to meet its Annual Minimum Offer for such Fiscal Year or (2) fails to offer Projects before the end of a Fiscal Year that in the aggregate meet its Annual Minimum Offer for such Fiscal Year, the Option Member shall have the right to offer additional Projects within three months of such notification or, if no notification, during the first quarter of the next Fiscal Year which, when the Forecasted Distributed Cash of such Projects are aggregated with the Forecasted Distributed Cash of the other Projects contributed to the Operating Company during the year in which the Non-Offering Member failed to offer Projects, are sufficient to meet the Target Distributed

Cash Increase Range for the year in which the Non-Offering Member failed to offer Projects.
(ii)    Upon occurrence of a failure of the Non-Offering Member described in Section 6.3(b)(i) or (ii) and the corresponding contribution or sale of additional Projects by the Option Member, the Management Members shall modify the Annual Offer Schedule for the next Fiscal Year to (A) provide that the Non-Offering Member may offer Projects in addition to those permitted under Section 6.2 which produce the amount of additional Forecasted Distributed Cash that the Option Member contributed or sold in the prior year pursuant to Section 6.3(b)(i) or (ii) and (B) correspondingly reduce the amount of Forecasted Distributed Cash the Option Member may offer. If there is no Annual Offer Schedule for the next Fiscal Year, the Non-Offering Member shall have the opportunity to offer a larger percentage of the Projects required to meet the Annual Minimum Offer of both Members, so that the aggregate Forecasted Distributed Cash produced by the Projects contributed by (A) the Non-Offering Member is increased above that permitted under Section 6.2 to produce the amount of additional Forecasted Distributed Cash that the Option Member contributed or sold in the prior year pursuant to Section 6.3(b)(i) or (ii) and (B) the Option Member is correspondingly reduced. If the Non-Offering Member cannot offer the additional Projects in such subsequent year, it will lose the right to cure such failed offer.
Section 6.4    Conflicts Committee Approval. The terms and conditions of the agreement pursuant to which the Operating Company would acquire a Project from a Member must be approved by the Conflicts Committee prior to consummation of such acquisition.
Section 6.5    Future Target Distributed Cash Increase Schedule. At least three months prior to the beginning of each Fiscal Year, a Majority Interest shall determine the Target Distributed Cash Increase Schedule for the subsequent 10 Fiscal Years. To the extent a Majority Interest cannot agree on such modified Target Distributed Cash Increase Schedule, the existing Target Distributed Cash Increase Schedule shall remain in effect pending such determination, provided that the Target Distributed Cash Increase for the 10th Fiscal Year of the schedule shall remain the same as the preceding Fiscal Year.
Section 6.6    Delivery of Final Project Model. Any Member that sells or contributes a Project to the Operating Company pursuant to this Article VI shall deliver the final project model for such Project to the Company for consideration 30 days prior to the acquisition of such Project by the Operating Company.
ARTICLE VII
DISTRIBUTIONS AND ALLOCATIONS
Section 7.1    Distributions.
(a)    Except as otherwise provided in Section 13.3 or as otherwise set forth herein, within 50 days following the end of each Quarter commencing with the Quarter ending on

August 31, 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VII to all Economic Members simultaneously, pro rata in accordance with each Economic Member’s Ownership Percentage; provided that no distributions for any Fiscal Year beginning after November 30, 2019 will be made until after the Final Calculation for such Fiscal Year. Notwithstanding the foregoing, in the event that any Adjustment Percentages of the Members are in dispute in accordance with Section 3.2 at the time that a distribution is due, the Company shall distribute to each Economic Member only the amount of such distribution that is not being contested and the Company shall not distribute the remainder of such distribution until the Adjustment Percentages are determined to be final, binding and conclusive in accordance with Section 3.2.
(b)    Each distribution in respect of an Economic Unit shall be paid by the Company only to the holder of record of such Economic Unit as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
(c)    Annual Adjustment to Distributions.
(i)    In the event that there is a negative Adjustment Amount with respect to one Economic Member (a “Deficit Economic Member”) and the Adjustment Amount with respect to the other Economic Member is greater than or equal to zero (a “Surplus Economic Member”), all distributions due on the Deficit Economic Member’s Economic Units (the “Transferred Distribution”) shall be paid to the Surplus Economic Member, until such time as the Surplus Economic Member has received Transferred Distributions for such Fiscal Year equal to the Adjustment Amount. Thereafter, any remaining Available Cash shall be distributed in accordance with Section 7.1(a). In the event the Transferred Distributions paid in a Fiscal Year are insufficient to satisfy the Adjustment Amount, the difference between the Adjustment Amount and the Transferred Distributions (the “Transferred Distribution Shortfall”) shall accrue for the next Fiscal Year.
(ii)    In the event that both Economic Members are Deficit Economic Members, the Adjustment Amounts for both Members shall be netted (the “Net Adjustment Amount”) and a Transferred Distribution shall be made from the Deficit Economic Member with the larger Adjustment Amount to the Deficit Economic Member with the smaller Adjustment Amount (the “Net Surplus Economic Member”) until such time as the Net Surplus Economic Member has received Transferred Distributions in such Fiscal Year equal to the Net Adjustment Amount. Thereafter, any remaining Available Cash shall be distributed in accordance with Section 7.1(a). In the event the Transferred Distributions received in such Fiscal Year are insufficient satisfy the Net Adjustment Amount, the difference between the Net Adjustment Amount and the Transferred Distribution (the “Net Transferred

Distribution Shortfall” and, together with the Transferred Distribution Shortfall, the “Shortfall”) shall accrue for the next Fiscal Year.
(iii)    In the event that both Economic Members are Surplus Economic Members, no adjustment to the distributions of Available Cash shall be made pursuant to this Section 7.1(c) and Available Cash shall be distributed in accordance with Section 7.1(a).
Section 7.2    Allocations. After giving effect to the allocations set forth in Section 7.3, the Company shall allocate Profits and Losses for any Allocation Year among the Economic Members in the manner that causes the balance of the Capital Account of each Economic Member to be equal to the amount which would have been distributed to such Economic Member pursuant to Section 7.1 if all of the assets of the Company had been sold on the last day of the Allocation Year for their Gross Asset Values (except that any Company asset that is sold in such Allocation Year shall be treated as if sold for an amount of cash equal to the sum of (x) the amount of any net cash proceeds actually received by the Company in connection with such disposition and (y) the Gross Asset Values of any property actually received by the Company in connection with such disposition).
Section 7.3    Special Allocations.
(a)    If there is a net decrease in Company Minimum Gain during any Allocation Year, each Economic Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 7.3(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Economic Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 7.3(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    In the event any Economic Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Economic Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the Adjusted Capital Account Deficit, if any, created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 7.3(c) shall be made only if and to the extent that such Economic Member would have an Adjusted Capital Account Deficit as adjusted after all other allocations provided for in Section 7.2 and this Section 7.3 have been tentatively made as if this Section 7.3(c) and Section 7.3(d) were not in this Agreement.
(d)    In the event any Economic Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Economic Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Economic Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Economic Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Economic Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Article VII have been tentatively made as if Section 7.3(c) and this Section 7.3(d) were not in this Agreement.
(e)    Nonrecourse Deductions for any Allocation Year shall be allocated to the Economic Members pro rata in accordance with each Economic Member’s Ownership Percentage.
(f)    Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Economic Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Economic Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Economic Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Economic Members in accordance with the ratios in which they share such economic risk of loss.
(g)    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Economic Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Economic Members pro rata in accordance with each Economic Member’s Ownership Percentage.
(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Economic Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(i)    Notwithstanding any other provision of this Section 7.3, the allocations set forth in Sections 7.3(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Economic Member pursuant to Section 7.2 and Section 7.3, together, shall be equal to the net amount of such items that would have been allocated to each such Economic Member under Section 7.2 and Section 7.3 had the Required Allocations and this Section 7.3(i) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.
(j)    Items of income, gain, loss and deduction realized in any taxable year that includes a dissolution event shall be allocated in a manner that will cause, to the extent possible, the ratio of each Economic Member’s Capital Account to the sum of all Economic Members’ Capital Accounts to be equal to such Economic Member’s Ownership Percentage. Upon a dissolution event, if any property is distributed in kind, any unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously shall be allocated among the Economic Members as if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.
(k)    The allocations in Section 7.2, this Section 7.3 and Section 7.5, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax law (and any applicable state income tax laws). Such provisions are intended to comply with Treasury Regulation Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Management Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Economic Members under this Agreement.
Section 7.4    Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Economic Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by a Majority Interest in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Economic Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 7.5    Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Economic Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Economic Member’s Ownership Percentage, the Economic Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by a Majority Interest to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Economic Members’ varying Ownership Percentages.
Section 7.6    Withheld Taxes. All amounts withheld pursuant to the Code or any provision of any state, local or non-U.S. tax law with respect to any payment, distribution or allocation to the Company or the Economic Members shall be treated as amounts distributed to the Economic Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Economic Members and to pay over to any federal, state, local or non-U.S. government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or non-U.S. law and shall allocate such amounts to those Economic Members with respect to which such amounts were withheld.
Section 7.7    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.
ARTICLE VIII
MANAGEMENT MEMBERS
Section 8.1    Management by Management Members.
(g)    The Management Members, by a Majority Interest, shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of each Member to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Company shall be exclusively vested in the Management Members and no other Member shall have any management power over the business and affairs of the Company.
(h)    No Economic Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.
Section 8.2    Meetings. Subject to the provisions of this Agreement, including Section 8.1, any actions to be taken hereunder shall be taken in the manner provided in this Article VIII. Meetings of the Management Members shall be called by any Management Member. Such Management Member may designate any place as the place of meeting for any meeting of the Management Members.

Section 8.3    Notice of Meeting. Written notice of meetings of the Management Members shall be given to all Management Members at least ten days prior to the meeting. All notices and other communications to be given to Management Members shall be given in accordance with Section 14.4. Neither the business to be transacted at, nor the purpose of, any meeting of the Management Members need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Management Members are present or if those not present waive notice of the meeting either before or after such meeting. Attendance of a Management Member at a meeting shall constitute a waiver of notice of such meeting, except where a Management Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
Section 8.4    Quorum; Voting Requirement.
(a)    The presence, in person or by proxy or participating in accordance with Section 8.6, of a Majority Interest shall constitute a quorum for the transaction of business by the Management Members. Unless otherwise provided in Section 8.4(b) or by the Delaware Act, the affirmative vote of a Majority Interest present at a meeting at which a quorum is present shall constitute a valid decision of the Management Members.
(b)    At all times when there is a Minority Management Member, without first receiving the unanimous vote of the Management Members, the Company shall not, and shall cause the YieldCo General Partner, the Group Members and, to the extent it has rights to do so under the applicable Group Member Agreements, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of the YieldCo General Partner, any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, effect any of the following actions:
(i)    alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document if any such alteration, repeal, amendment or adoption would have an adverse effect on the rights or preferences of the Minority Management Member;
(ii)    merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership) if any such merger consolidation or conversion would have a disproportionate adverse effect on the Minority Management Member;
(iii)    voluntarily liquidate, wind-up or dissolve the Company, the YieldCo General Partner or the Partnership if any such liquidation, wind-up or dissolution would have a disproportionate adverse effect on the Minority Management Member; or

(iv)    change the classification of the Company or any Group Member or any Joint Venture for United States federal income tax purposes or take any action that would otherwise change the tax status of the Company or any Group Member or any Joint Venture if any such change would have an adverse effect on the Minority Management Member.
(c)    Without first receiving the prior written consent of the affected Management Member, the Company shall not, and shall cause the YieldCo General Partner, the Group Members and, to the extent it has rights to do so under the applicable Group Member Agreements, the Joint Ventures not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of the YieldCo General Partner, any Group Member or, to the extent it has rights to do so under the applicable Group Member Agreement, any Joint Venture to, enter into or approve any transaction containing any restriction on direct or indirect Transfers of ownership interests in the Company, the Partnership or the Operating Company by such Management Member or its Affiliates or any consolidations, mergers or direct or indirect sales, assignments, gifts, exchanges or any other dispositions by law or otherwise of all or substantially all of the assets of its Affiliated Sponsor.
Section 8.5    Management Member Deadlock.
(a)    In the event that a Management Member is unable to obtain the requisite vote under Section 8.4 for the approval of any matter (such event, a “Deadlock”), either Management Member may give the other Management Member notice (a “Deadlock Notice”) that such matter has not been so approved. Within five days after receipt of the Deadlock Notice, the receiving Management Member shall submit to the other Management Member a written response (a “Deadlock Response”). The Deadlock Notice and the Deadlock Response shall each include (i) a statement setting forth the position of the Management Member giving the Deadlock Notice or Deadlock Response, as applicable, and a summary of arguments supporting such position and (ii) the name and title of a senior representative of such Management Member who has authority to settle the Deadlock. Within five days of the delivery of the Deadlock Response, the senior representatives of both Management Members named in the Deadlock Notice and Deadlock Response shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate to the resolve the Deadlock.
(b)    If such Deadlock has not been resolved, for any reason, within 30 days following delivery of the Deadlock Response, then each Management Member agrees to have the Chief Executive Officer of the Sponsor to which it is Affiliated meet or communicate by telephone with the Chief Executive Officer of the Sponsor to which the other Management Member is Affiliated at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate to resolve the Deadlock.
(c)    (d) If such Deadlock has not been resolved, for any reason, within 90 days following delivery of the Deadlock Response, then either Management Member (the “Shotgun Initiator”) may deliver to the other Management Member (the “Shotgun Recipient”) a notice of its intention to purchase all, but not less than all, of the Membership

Interests and OpCo Subordinated Units owned by the Shotgun Recipient (the “Shotgun Notice”).
(i)    To be effective, the Shotgun Notice must: (A) be signed by the Shotgun Initiator; (B) contain an irrevocable offer to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Recipient for a cash price (the “Shotgun Price”); (C) contain a valuation by a nationally recognized investment banking firm attesting that the Shotgun Price represents the Fair Value of the applicable Membership Interests and OpCo Subordinated Units; and (D) constitute a valid, legally binding and enforceable offer for the sale and purchase of such Membership Interests and OpCo Subordinated Units containing no representations or warranties other than with respect to ownership of title to the Membership Interests and OpCo Subordinated Units free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and the Operating Company and securities laws). Upon the delivery of a Shotgun Notice, no additional Shotgun Notices may be delivered by either Member.
(ii)    Within 30 days of the Shotgun Recipient receiving the Shotgun Notice, the Shotgun Recipient shall irrevocably elect one of the following options, by delivering to the Shotgun Initiator a written election notice (such notice, a “Shotgun Election”): (A) accept the Shotgun Initiator’s offer to purchase the Shotgun Recipient’s Membership Interests and OpCo Subordinated Units, (B) propose a counteroffer to purchase the Shotgun Initiator’s Membership Interests and OpCo Subordinated Units at a price it reasonably considers equal to the Fair Value of such Membership Interests and OpCo Subordinated Units, which election shall meet the requirements of an effective Shotgun Notice under Section 8.5(c)(ii) above, or (C) the Shotgun Recipient may irrevocably elect to have a nationally recognized investment banking firm conduct an auction process pursuant to Section 8.5(c)(v) to solicit offers from Persons, including the Sponsors and their Affiliates (each such Person, an “Auction Buyer”), with the objective of obtaining the highest price for the purchase for cash of all, but not less than all, of the outstanding Membership Interests in the Company and OpCo Subordinated Units of the Shotgun Initiator and the Shotgun Recipient, such purchase to occur on terms no less favorable than the non-price terms set forth in the Shotgun Notice. If the Shotgun Recipient does not irrevocably elect any of the foregoing options within the time allotted, then the Shotgun Recipient shall be deemed to have irrevocably elected to accept the offer for the Shotgun Initiator to purchase all of the Shotgun Recipient’s Membership Interests and OpCo Subordinated Units.
(iii)    In the event that the Shotgun Recipient proposes a counteroffer pursuant to Section 8.5(c)(iii)(B), the Shotgun Initiator shall, within 30 days of receiving the Shotgun Election, irrevocably elect to (A) accept the Shotgun Recipient’s counteroffer set forth in the Shotgun Election, or (B) have a nationally recognized investment banking firm conduct an auction process pursuant to Section

8.5(c)(v) to solicit offers from Auction Buyers with the objective of obtaining the highest price for the purchase for cash of all, but not less than all, of the outstanding Membership Interests and OpCo Subordinated Units of the Shotgun Initiator and the Shotgun Recipient, such purchase to occur on terms no less favorable than the non-price terms set forth in the Shotgun Election. If the Shotgun Initiator does not irrevocably elect any of the foregoing options within the time allotted, then the Shotgun Initiator shall be deemed to have irrevocably elected to accept the counteroffer for the Shotgun Recipient to purchase all of the Shotgun Initiator’s Membership Interests and OpCo Subordinated Units.
(iv)    In the event of the initiation of an auction process as provided above, the Management Member that has elected to initiate the auction process (the “Auction Initiator”) shall be entitled, within 180 days after the later of the date of the Shotgun Notice or Shotgun Election that resulted in the auction process (or any longer period to which the non-Auction Initiator consents in writing) (such period, the “Auction Period”), to execute and deliver a binding, definitive purchase and sale agreement with an Auction Buyer, pursuant to which such Auction Buyer shall purchase all, but not less than all, of the outstanding Membership Interests and OpCo Subordinated Units of the Shotgun Initiator and Shotgun Recipient for a price in cash (such price, the “Auction Price”) (such agreement, the “Binding Agreement”).
(v)    In the event that a Binding Agreement is executed and delivered by the Auction Initiator within the Auction Period and the rights and obligations of the Members are the same therein in all material respects, then the non-Auction Initiator shall be obligated to execute and deliver a counterpart to such Binding Agreement. Upon such execution and delivery by the non-Auction Initiator, the Shotgun Initiator and the Shotgun Recipient shall be obligated to sell all, but not less than all, of their outstanding Membership Interests and their OpCo Subordinated Units to the Auction Buyer pursuant to such Binding Agreement at the Auction Price and upon the same terms and subject to the same conditions.
(vi)    In the event that the Shotgun Recipient initiates an auction process under Section 8.5(c)(iii) above, but a Binding Agreement is not delivered within the Auction Period, then the Shotgun Initiator may elect to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Recipient at the price and on the terms initially offered in the Shotgun Notice with a five percent (5%) discount and an additional deduction equal to the amount of the costs of the auction process borne by the Company or the Shotgun Initiator.
(vii)    In the event that the Shotgun Initiator initiates an auction process under Section 8.5(c)(iv) above, but a Binding Agreement is not delivered within the Auction Period, then the Shotgun Recipient may elect to purchase all, but not less than all, of the Membership Interests and OpCo Subordinated Units owned by the Shotgun Initiator at the price and on the terms initially offered in the Shotgun Election with a five percent (5%) discount and an additional deduction equal to the amount of the costs of the auction process borne by the Company or the Shotgun Recipient.
(viii)    In the event that an auction process is conducted and a Binding Agreement is executed and delivered and such transaction is consummated, the Auction Price shall be allocated between the Management Members in accordance with the relative Fair Values of their Membership Interests and OpCo Subordinated Units. Within 15 days of the date of consummation of the auction process, each Management Member shall deliver in writing to the other Management Member its proposed allocation of the Auction Price, with an opinion from an impartial senior employee or partner at a nationally recognized investment banking firm attesting to the Fair Value of the Membership Interests and OpCo Subordinated Units of each Member and that such allocation represents the fair allocation of the Auction Price based on the Fair Value of such Membership Interests and OpCo Subordinated Units (each an “Auction Price Allocation Opinion”). If either Management Member fails to timely deliver an Auction Price Allocation Opinion, then the allocation of the Auction Price set forth in the other Management Member’s Auction Price Allocation Opinion shall be the final allocation of the Auction Price between the parties. The Management Members shall attempt to amicably determine the allocation of the Auction Price after delivery of the second Auction Price Allocation Opinion. In the event that, for any reason, the Management Members cannot agree in writing on the allocation of the Auction Price within 15 days of the date of the delivery of the second Auction Price Allocation Opinion, then the allocation of the Auction Price shall be submitted for a final and binding determination by an impartial senior employee or partner at a nationally recognized investment banking firm jointly appointed by the Management Members, which shall not be an investment banking firm that has otherwise given an opinion or attestation in this Section 8.5(c) (the “Appraiser”). In the event the Appraiser is not, for any reason, jointly appointed by the Managing Members within 30 days of the date of delivery of the second Auction Price Allocation Opinion, the Appraiser shall be appointed by the AAA on the written request of any party. The Appraiser shall be provided with the two Auction Price Allocation Opinions, and, using the information contained therein and such other materials as it may reasonably request from either Management Member, determine the Fair Value of the Membership Interests and OpCo Subordinated Units of each Member and the fair allocation of the Auction Price based on the Fair Value of such Membership Interests and OpCo Subordinated Units. The final allocation of the Auction Price shall thereafter be the average of (A) the allocation set forth by the Appraiser, and (B) the allocation set forth in an Auction Price Allocation Opinion which is closest to the allocation set forth by the Appraiser; provided, that in the event the allocation set forth by the Appraiser is in the mid-point between the allocations set forth by both Auction Price Allocation Opinions, the allocation shall be as set forth by the Appraiser. For the avoidance of doubt, the Appraiser shall act as an expert, and not as an arbitrator; and this submission to the determination of the Appraiser, and the determination of the Appraiser, shall not be governed by and construed by the Federal Arbitration Act or any state arbitration statute or law.

(ix)    Sales of the Membership Interests and OpCo Subordinated Units pursuant to this Section 8.5(c) shall be made at the offices of the Company within 60 days of the acceptance of any offer under Section 8.5(c)(iii) or Section 8.5(c)(iv) above, or if later the execution of a Binding Agreement, or on such other date as the Members may agree. Such sales shall be effected by the applicable Member’s delivery of the Membership Interests and OpCo Subordinated Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and the Operating Company and securities laws), to the other Member, against payment to the selling Member(s) of the Shotgun Price, as applicable, and on the terms and conditions specified in the Shotgun Election or Binding Agreement, as applicable.
(e)    Notwithstanding anything herein to the contrary, until a Deadlock is resolved, each Management Member agrees to continue to perform its obligations under this Agreement and to cause its directors, officers, Affiliates and agents to continue to perform their obligations under this Agreement.
Section 8.6    Conference Telephone Meetings. Management Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 8.7    Action by Consent of Members. Any action that may be taken at a meeting of the Management Members may be taken without a meeting if an approval in writing setting forth such action is signed by Management Members holding a Majority Interest.
Section 8.8    Representatives.
(a)    Each Management Member shall appoint one representative (a “Representative”), which may be a Director of the YieldCo General Partner, who shall be deemed to have the authority to act on behalf of such Management Member to take any and all actions and make any and all decisions required under this Agreement, including with respect to making any determination with respect to those matters requiring unanimous approval of the Management Member set forth in Section 8.4(b). The initial Representative of each Management Member is set forth on Exhibit F.
(b)    Any Management Member may change its Representative by providing written notice of a new Representative to the Company and the other Management Member, such change to be effective upon receipt of such notice pursuant to Section 14.4. Any action or omission of a Representative will be deemed to be effective hereunder, and may be relied on by the Company or the other Management Member, until such notice of a replacement Representative is so received.
Section 8.9    Affiliate Contracts.

(a)    All contracts or other arrangements between the Company, the YieldCo General Partner, any Group Member or any Joint Venture on the one hand and any Affiliate of any Member on the other hand that is entered into on or after the date of this Agreement, except to the extent otherwise expressly approved by the Board of Directors or a committee thereof, shall (i) be in writing, (ii) contain market-based terms, and (iii) be administered on an arm’s length basis.
(b)    No later than 30 days following the end of each Quarter, each of SP Member and FS Member shall cause SP Parent and FS Parent, respectively, to deliver to the other Member a certificate from an authorized officer certifying that, with respect to all contracts or other arrangements between the Company, the YieldCo General Partner or any Group Member (but not any Joint Venture) on the one hand and any Affiliate of any Member on the other hand, there is no material breach or default on the part of SP Parent or FS Parent, respectively, or any Affiliate thereof under any such contract or other arrangement; provided, that in the event there is such a breach or default, the certificate shall identify such breach or default, set out any losses or costs incurred or other consequences resulting from such breach or default and set forth a plan to remedy such breach or default, recover such losses or costs and rectify any consequences of such breach or default as soon as practicable.
Section 8.10    Notices. The Company and the Management Members shall promptly provide or cause to be provided to each Management Member copies of all official notices and reasonably pertinent business correspondence sent by or on behalf of, or addressed to, the Company, the YieldCo General Partner, the Partnership, the Operating Company or any Management Member on behalf of any of the foregoing, in each case to the extent any such official notice or correspondence is not addressed to any such Management Member.
ARTICLE IX
MANAGEMENT OF THE YIELDCO GENERAL PARTNER
Section 9.1    Right to Appoint Members of the Board of Directors.
(l)    Subject to this Section 9.1, the Management Members shall designate the Directors as follows:
(i)    SP Member shall be entitled to designate two natural persons to serve on the Board of Directors (any such Director designated by SP Member, an “SP Director”). The initial SP Directors as of the Closing Date are set forth on Exhibit C.
(ii)    FS Member shall be entitled to designate two natural persons to serve on the Board of Directors (any such Director designated by FS Member, an “FS Director” and collectively with the SP Directors, the “Sponsor Directors”). The initial FS Directors as of the Closing Date are set forth on Exhibit C.
(iii)    A Majority Interest shall designate any other Directors, including three Independent Directors, to serve on the Board of Directors. The initial Independent Director(s) as of the Closing Date are set forth on Exhibit C. Unless otherwise agreed by a Majority Interest, each Independent Director shall hold office for a two-year term, or until the earlier removal, death or resignation of such Independent Director. For the avoidance of doubt, Independent Directors shall not be precluded from serving consecutive terms.
(m)    The Chief Executive Officer of the YieldCo General Partner shall be the Chairman of the Board of Directors.
(n)    If any Management Member elects to transfer its right to designate its Directors in accordance with the terms of this Agreement (including the requirements set forth in Section 4.1(e)), then (1) each Director designated by such Management Member shall be automatically removed from all positions such individual holds with the Company without any further action as of the close of business on the date of such transfer, (2) each vacancy in the Board of Directors created by such removal shall be filled by the Transferee of such transfer, (3) such Management Member shall no longer be permitted to designate any Directors pursuant to this Agreement and (4), subject to Section 9.1(d) and Section 9.1(e), the Transferee of such transfer shall become entitled to designate Directors under this Agreement as of the close of business on the date of transfer.
(o)    (p) In the event the Adjustment Percentage of a Management Member is below 40% in each of the three previous Fiscal Years or if, in each of such three Fiscal Years, the Distributed Cash generated by the Projects contributed by a Management Member or its Affiliates during such Fiscal Year is less than 40% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year, such Management Member (the “Losing Management Member”) shall lose the right to appoint one Director.
(i)    In the event the Adjustment Percentage of a Losing Management Member is below 30% in each of the three previous Fiscal Years or if, in each of such three Fiscal Years, the Distributed Cash generated by the Projects contributed by such Losing Management Member or its Affiliates during such Fiscal Year is less than 30% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year, the Losing Management Member shall lose the right to appoint both Directors.
(ii)    Upon the Losing Management Member’s loss of the right to appoint one or more Directors pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii), the other Management Member (the “Gaining Management Member”) shall have the right to, within the earlier of 30 days of the applicable Final Calculation under Section 3.2(d) or the end of the fiscal quarter of the Gaining Management Member in which such loss occurs (the “Option Exercise Period”), elect to remove a Director, or two Directors, as applicable, appointed by the Losing Management Member and appoint a new Director, or two Directors, as applicable (in each case, a “Board Member Option”); provided that in the event that the Losing Management Member has only lost the right to appoint one Director under Section 9.1(d)(i), the Losing Management Member shall have the right to choose which Director is removed upon the exercise of the Board Member Option by the Gaining Management Member. To exercise a Board Member Option, the Gaining Management Member shall deliver to the Company and the Losing Management Member written notice of its election to exercise the Board Member Option before the expiration of the Option Exercise Period. Upon the Company’s receipt of such notice, the Company shall cause, and the Management Members agree to take all actions required to cause, the Director(s) appointed by the Losing Management Member to be removed and the Director(s) being appointed by the Gaining Management Member to be appointed. Notwithstanding the foregoing, in the event that a Gaining Management Member waives its right to exercise a Board Member Option upon the Losing Management Member’s loss, or fails to exercise the Board Member Option during the Option Exercise Period, such waiver shall only apply to the current Fiscal Year and shall not prevent a Gaining Management Member that qualifies as a Gaining Management Member at the beginning of any subsequent Fiscal Year from exercising the Board Member Option in any subsequent Fiscal Year.
(q)    (r) In the event a Losing Management Member has lost the right to appoint both Directors in accordance with Section 9.1(d)(ii), the right to appoint one Director shall be regained when (x) such Losing Management Member’s Adjustment Percentage for the previous Fiscal Year is at least 30% and (y) in any of the three previous Fiscal Years, the Distributed Cash generated by the Projects contributed by such Losing Management Member or its Affiliates during such Fiscal Year is at least 30% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year.
(i)    In the event a Losing Management Member has lost the right to appoint one or both Directors in accordance with Section 9.1(d)(i) or (ii), the right to appoint two Directors shall be regained when (A) such Losing Management Member’s Adjustment Percentage for the previous Fiscal Year is at least 40% and (B) in any of the three previous Fiscal Years, the Distributed Cash generated by the Projects contributed by such Losing Management Member or its Affiliates during such Fiscal Year is at least 40% of the Distributed Cash generated by all Projects contributed by the Management Members or their Affiliates during such Fiscal Year.
(ii)    Upon the Losing Management Member regaining the right to appoint one or more Directors pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii), the Losing Management Member shall have the right to, within the earlier of 30 days of the applicable Final Calculation under Section 3.2(d) or the end of the fiscal quarter of the Losing Management Member in which such regain occurs (the “Regain Option Exercise Period”), elect to remove a Director appointed by the Gaining Management Member and appoint a new Director (in each case, a “Regain Board Member Option”); provided that the Gaining Management Member shall have the right to choose which Director(s) is removed upon the exercise of the Regain Board Member Option by the Losing Management Member. To exercise a Regain Board Member Option, the Losing Management Member shall deliver to the Company and the

Gaining Management Member written notice of its election to exercise the Regain Board Member Option before the expiration of the Regain Option Exercise Period. Upon the Company’s receipt of such notice, the Company shall cause, and the Management Members agree to take all actions required to cause, the Director(s) appointed by the Gaining Management Member to be removed and the Director(s) being appointed by the Losing Management Member to be appointed. Notwithstanding the foregoing, in the event that a Losing Management Member waives its right to exercise a Regain Board Member Option upon the Losing Management Member’s regain, or fails to exercise the Regain Board Member Option during the Regain Option Exercise Period, such waiver shall only apply to the current Fiscal Year and shall not prevent such Losing Management Member, if it still qualifies, from exercising the Regain Board Member Option at the beginning of any subsequent Fiscal Year.
(s)    For purposes of Section 9.1(d) and Section 9.1(e), all determinations of Adjustment Percentages and Distributed Cash shall be made in accordance with Section 3.2. Any changes in rights effected pursuant to Sections 9.1(d) and (e), shall be effective upon the final, conclusive determination of the last required Adjustment Percentage or Distributed Cash Calculation.
(t)    Unless a committee is required to only have Independent Directors in accordance with the rules and regulations of the Commission and the NASDAQ Stock Market LLC or any national securities exchange on which the Class A Shares are listed from time to time or a Majority Interest otherwise determines, any committee of the Board Directors of YieldCo General Partner shall comprise at least two Sponsor Directors, at least one of which shall be an FS Director and one of which shall be an SP Director, provided that the Company has designated at least one of each of such Sponsor Directors.
Section 9.2    Right to Appoint Officers of the YieldCo General Partner.
(a)    Subject to Section 9.2(d), the Management Members shall use reasonable best efforts to cause the Board of Directors to designate the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Vice Presidents of Operations and General Counsel/Secretary of the YieldCo General Partner as follows:
(i)    Chief Executive Officer. (A) SP Member shall select the initial Chief Executive Officer of the YieldCo General Partner for approval by the Board of Directors. The Management Member that did not select the initial Chief Executive Officer shall select the successor to the initial Chief Executive Officer for approval by the Board of Directors. Subject to Section 9.2(a)(i)(B), the rights to select the Chief Executive Officer as described above shall alternate between SP Member and FS Member (or any other party to whom any such Management Member transfers its rights to designate Directors). The term of the initial Chief Executive Officer shall end on the second anniversary of the Closing Date. Each successor Chief Executive Officer shall serve for a two-year term.

(B)    In the event that a Management Member (the “Retaining Management Member”) elects to retain the Chief Executive Officer previously selected by the other Management Member (the “Retained Chief Executive Officer”) instead of exercising its right to select a new Chief Executive Officer for approval by the Board of Directors, then the Retaining Management Member shall retain the right to select a new Chief Executive Officer for approval by the Board of Directors until such time as it exercises the right to select a new Chief Executive Officer for approval by the Board of Directors.
(ii)    Chief Financial Officer. (A) FS Member shall select the initial Chief Financial Officer of the YieldCo General Partner for approval by the Board of Directors. The Management Member that did not select the initial Chief Financial Officer will select the successor to the initial Chief Financial Officer for approval by the Board of Directors. Subject to Section 9.2(a)(ii)(B), the rights to select the Chief Financial Officer as described above shall alternate between SP Member and FS Member (or any other party to whom any such Management Member transfers its rights to designate Directors). The term of the initial Chief Financial Officer shall end on the second anniversary of the Closing Date. Each successor Chief Financial Officer shall serve for a two-year term.
(B)    In the event that a Retaining Management Member elects to retain the Chief Executive Officer in accordance with Section 9.2(a)(i)(B), the Retaining Management Member shall have the right to retain the current Chief Financial Officer (a “Retained Chief Financial Officer”) or select a new Chief Financial Officer for approval by the Board of Directors until such time as it exercises the right to select a new Chief Executive Officer for approval by the Board of Directors.
(iii)    Chief Accounting Officer. A Majority Interest shall select the Chief Accounting Officer of the YieldCo General Partner for approval by the Board of Directors. The Chief Accounting Officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed.
(iv)    Vice Presidents of Operations. Unless a Majority Interest otherwise determines, each Management Member shall select one Vice President of Operations for approval by the Board of Directors. Each Vice President of Operations shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed.
(v)    General Counsel/Secretary. The Chief Financial Officer shall select the General Counsel/Secretary of the YieldCo General Partner for approval by the Board of Directors. The General Counsel/Secretary shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed.
(b)    Removal. (c) The Management Member that appointed the Chief Executive Officer, Chief Financial Officer or Vice President of Operations or, in the case of a Retained Chief Executive Officer or Retained Chief Financial Officer, retained him or her, may, at any time, with or without cause, request that the Board of Directors remove such officer and replace such officer with a person nominated by such Management Member. In such event, the Management Member who is requesting removal of an officer it appointed shall promptly notify the Board of Directors and the other Management Members of the request for removal and the name of the replacement officer, as applicable, to complete such officer’s current term. The Management Members shall use reasonable best efforts to cause the Board of Directors to take all actions required to consummate such removal and replacement. In addition to the foregoing, the Chief Executive Officer, Chief Financial Officer or Vice President of Operations may be removed, with or without cause, at any time by the Board of Directors in accordance with the YieldCo General Partner LLC Agreement and upon such removal, the Management Member that appointed such officer or, in the case of a Retained Chief Executive Officer or Retained Chief Financial Officer, retained him or her shall have the right to select a replacement officer, as applicable, for approval by the Board of Directors to complete such officer’s current term.
(v)    A Majority Interest may, at any time, with or without cause, request that the Board of Directors remove the Chief Accounting Officer and replace such Chief Accounting Officer with a person nominated by a Majority Interest. In such event, a Majority Interest shall promptly notify the Board of Directors of the request for removal and the name of the replacement officer, as applicable, to complete such officer’s current term. The Management Members shall use reasonable best efforts to cause the Board of Directors to take all actions required to consummate such removal and replacement. In addition to the foregoing, the Chief Accounting Officer may be removed, with or without cause, at any time by the Board of Directors in accordance with the YieldCo General Partner LLC Agreement and upon such removal, a Majority Interest shall have the right to select a new Chief Accounting Officer for approval by the Board of Directors.
(vi)    The Chief Financial Officer may, at any time, with or without cause, request that the Board of Directors remove the General Counsel/Secretary and replace such General Counsel/Secretary with a person nominated by the Chief Financial Officer. In such event, the Chief Financial Officer shall promptly notify the Board of Directors of the request for removal and the name of the replacement officer, as applicable, to complete such officer’s current term. The Management Members shall use reasonable best efforts to cause the Board of Directors to take all actions required to consummate such removal and replacement. In addition to the foregoing, the General Counsel/Secretary may be removed, with or without cause, at any time by the Board of Directors in accordance with the YieldCo General Partner LLC Agreement and upon such removal, the Chief Financial Officer shall have the right to select a new General Counsel/Secretary for approval by the Board of Directors.
(d)    Subject to Section 9.2(d), in no event shall the Chief Executive Officer and Chief Financial Officer be selected by the same Management Member, without the prior consent of the other Management Member.
(e)    In the event that a Management Member has lost the right to select one or both Director(s) in accordance with Section 9.1(d), such Management Member shall lose its right to select the Chief Executive Officer or Chief Financial Officer, as applicable, and the other Management Member shall gain the right to select both the Chief Executive Officer and the Chief Financial Officer until such Management Member has regained its right to select both Directors in accordance with Section 9.1(e)(ii).
(f)    Unless a Majority Interest determines otherwise, no Person designated by FS Member as an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any SP Contributed Company without approval of a Person designated by SP Member as an officer of the YieldCo General Partner, and no Person designated by SP Member as an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any FS Contributed Company without approval of a Person designated by FS Member as an officer of the YieldCo General Partner.
Section 9.3    Right to Appoint Officers and Directors of Contributed Companies.
(d)    Unless a Majority Interest determines otherwise, the Vice Presidents of Operations of the YieldCo General Partner shall elect the officers and directors of the Contributed Companies and have the right to remove and replace such officers and directors.
(e)    Unless a Majority Interest determines otherwise, the Chief Executive Officer shall elect (and remove and replace) the officers and directors of any Project Company that are not selected for election pursuant to Section 9.3(a).
(f)    Except to the extent any decision, contractual commitment or payment approval has been approved by a Majority Interest or the Board of Directors, no Person employed by FS Member who is an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any SP Contributed Company without approval of a Person employed by SP Member who is an officer of the YieldCo General Partner, and no Person employed by SP Member who is an officer of the YieldCo General Partner shall make decisions or sign contractual commitments or approve any payments related to any FS Contributed Company without approval of a Person employed by FS Member who is an officer of the YieldCo General Partner.
ARTICLE X
DUTIES; EXCULPATION AND INDEMNIFICATION

Section 10.1    Duties.
(g)    Whenever a Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as a Member, whether under this Agreement or any other agreement contemplated hereby or otherwise, then such Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company or any Member, and the Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that such Member or any such Affiliate, in its capacity as a Member, shall have the right to make such determination, in its sole discretion, solely on the basis of its own interests.
(h)    Subject to, and as limited by the provisions of this Agreement, the Members, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as a Member or manager of the Company to the Company, any Member of the Company or any other Person, notwithstanding anything to the contrary existing at law, in equity or otherwise. In furtherance of the foregoing to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations under this Agreement, shall (i) owe no duty (including fiduciary duties) or obligation whatsoever to the Company or any Member (other than the Management Member designating such Representative) or any other Person, and (ii) be entitled to act or omit to act at the direction of the Management Member that designated such Representative, in such Management Member’s sole discretion, considering only such factors, including the separate interests of the Management Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not constitute a breach of any duty on the part of such Representative or Member to the Company or any other Representative or Member of the Company.
(i)    The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities of a Member or its Representative otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such Member or its Representative. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to serve, in the absence of this Section 10.1, and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Delaware Act.
Section 10.2    Indemnification.
(g)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the

Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee acting (or omitting or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement to the extent that there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 10.2 shall be available to any Indemnitee (other than a Group Member or Joint Venture) with respect to any such Indemnitee’s obligations pursuant to the Master Formation Agreement (other than obligations incurred by such Member on behalf of the Company). Any indemnification pursuant to this Section 10.2 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(h)    To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is entitled to indemnification pursuant to this Section 10.2 in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.2, the Indemnitee is not entitled to be indemnified upon written request by such Indemnitee and receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.2.
(i)    The indemnification provided by this Section 10.2 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of a Majority Interest, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(j)    The Company may purchase and maintain insurance (or reimburse the Management Members or their Affiliates for the cost of), on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(k)    For purposes of this Section 10.2: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.2(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(l)    In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(m)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(n)    The provisions of this Section 10.2 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(o)    No amendment, modification or repeal of this Section 10.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(p)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 10.2(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 10.2 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
Section 10.3    Liability of Indemnitees.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or

Persons acting on its behalf shall be liable for monetary damages to the Company, the Members or any other Persons, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless and to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.
(g)    Any amendment, modification or repeal of this Section 10.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 10.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 10.4    Corporate Opportunities. Except as otherwise provided in the Omnibus Agreement or any other agreement or contract to which the Company or any Group Member is a party, (i) each Member and its respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company, the YieldCo General Partner, any Group Member or any Joint Venture, independently or with others, including business interests and activities in direct competition with the business and activities of the Company, the YieldCo General Partner, any Group Member or any Joint Venture, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Group Member or any Member, and (ii) neither of the Company, any Member or any other Person shall have, and each of them hereby waive, any rights or expectation by virtue of this Agreement, the Partnership Agreement, any Group Member Agreement, or the business relationship established hereby in any business ventures of any Member and its respective Affiliates.
ARTICLE XI
TAXES
Section 11.1    Tax Returns. The Tax Member shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.
Section 11.2    Tax Elections.
(h)    The Company shall make the following elections on the appropriate tax returns:

(i)    to adopt as the Company’s taxable year the calendar year, or such other taxable year as the Company may from time to time be required to use under Section 706 of the Code and the regulations thereunder;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a Transfer of an Economic Unit as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and
(iv)    any other election a Majority Interest may deem appropriate.
(i)    Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
Section 11.3    Tax Matters Member.
(a)    FS Member shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 15th Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.
(b)    Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(c)    The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.
(d)    No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If a Majority Interest consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the

Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given to each other Member 90 days prior to filing and the Tax Matters Member shall obtain the consent of the other Members to the forum in which such petition will be filed prior to filing, which consent shall not be unreasonably withheld or delayed.
(e)    If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
ARTICLE XII
BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS
Section 12.1    Records and Accounting. The Accounting Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the register and all other books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 12.2    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the period from December 1 of each year through November 30 of the following year (unless otherwise required by law) unless a different period is specified by a Majority Interest.
Section 12.3    Reports. With respect to each tax year, the Tax Member shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such federal, state and local income tax returns and such other accounting, tax information and schedules (including any information necessary for unrelated business taxable income calculations by any Member) as shall be necessary for the preparation by each Member on or before July 15 following the end of each tax year of its income tax return with respect to such year, provided, however, that the Tax Member, as applicable, shall also cause the Company to prepare and deliver, or cause to be prepared and delivered, at any time, such other information with respect to taxes as is reasonably requested by a Member at the cost of such Member.

Section 12.4    Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by a Majority Interest. All withdrawals from any such depository shall be made only as authorized by a Majority Interest and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE XIII
DISSOLUTION AND LIQUIDATION
Section 13.1    Dissolution. The Company shall not be dissolved by the admission of additional Member in accordance with the terms of this Agreement. The Company shall dissolve, and (subject to Section 13.3) its affairs shall be wound up, upon:
(f)    an election to dissolve the Company by the affirmative vote of a Majority Interest or, if required by Section 8.4(b) the unanimous vote of the Management Members;
(g)    the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or
(h)    at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.
Section 13.2    Liquidator. Upon dissolution of the Company in accordance with the provisions of this Article XIII, a Majority Interest shall select one or more Persons to act as Liquidator. The Liquidator (if other than a Member) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator (if other than a Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Majority Interest. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Parties hereto, all of the powers conferred upon a Majority Interest under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.
Section 13.3    Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:
(c)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Economic Members on such terms as the Liquidator and such Economic

Member or Economic Members may agree. If any property is distributed in kind, the Economic Member receiving the property shall be deemed for purposes of Section 13.3(c) to have received cash equal to its fair market value, net of Liabilities; and contemporaneously therewith, appropriate cash distributions must be made to the other Economic Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.
(d)    Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 13.2) and amounts to Economic Members otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(e)    Notwithstanding Section 7.2, any items of income, gain, loss or deduction for the taxable year during which the Company dissolves pursuant to this Section 13.3 will be allocated among the Economic Members in a manner that ensures, to the maximum extent possible, distributions pursuant to the Economic Members Capital Accounts will be in accordance with the Economic Members’ Liquidation Percentages.
(f)    After taking into account the allocation set forth in Section 13.3(c), all property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 13.3(b) shall be distributed to the Economic Members pro rata in accordance with the Economic Member’s Liquidation Percentages.
(g)    For purposes of this Section 13.3, the Liquidation Percentages shall be determined using Forecasted Project Values calculated as of the date of any disposition of the assets of the Company, discharge of its liabilities, or such other action as may be taken in connection with the winding up of its affairs, in each case taking into account the then current facts and circumstances and other current information.
Section 13.4    Certificate of Cancellation. Upon the completion of the distribution of Company cash and property as provided in Section 13.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.
Section 13.5    Return of Contributions. No Member shall be personally liable for, and each Member shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 13.6    Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.
Section 13.7    Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1    Offset. Whenever the Company is to pay any sum to any Economic Member, including distributions pursuant to Article VII, any amounts that Economic Member owes the Company, as determined by a Majority Interest, may be deducted from that sum before payment.
Section 14.2    Specific Performance. The Members acknowledge and agree that an award of money damages would be inadequate for any breach of the provisions of this Agreement and any such breach would cause the non-breaching Member irreparable harm. Accordingly, the Members agree that, in the event of any breach or threatened breach of this Agreement by a Member, the other Member, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided that a requirement for a Member seeking equitable relief to post a bond or other security shall not be waived if such Member is in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Members.
Section 14.3    Amendment. Subject to Section 8.4(b)(i), this Agreement shall not be altered modified or changed except by a written instrument approved by a Majority Interest.
Section 14.4    Addresses and Notices; Written Communication.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number of such Member at the address set forth on Exhibit E; provided, that to be effective any such notice sent originally by facsimile or email must be followed within two Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy).
(b)    If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.4 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.
(c)    Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.
(d)    The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 14.5    Further Action. In connection with this Agreement and the transactions contemplated hereby, the Parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 14.6    Confidential Information. From and after the date hereof, each Party (each, a “Receiving Party”) in possession of Confidential Information of the other Party, the Company, the YieldCo General Partner, any Group Member or any Joint Venture (each, a “Disclosing Party”) shall (a) hold, and shall cause its Subsidiaries and Affiliates and its and their shareholders, partners, members, directors, officers, employees, agents, consultants, advisors, lenders, potential lenders, investors, potential investors, and any officer or director of the YieldCo General Partner, any Group Member or any Joint Venture appointed by it and any other representatives (the “Party Representatives”) to hold all Confidential Information of each Disclosing Party in strict confidence with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information, (b) not use such Confidential Information, except as expressly permitted by such Disclosing Party, and (c) not release or disclose such Confidential Information to any other Person, except its Party Representatives or except as required by applicable law; provided that notwithstanding the foregoing, a Receiving Party shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under applicable law (provided, that it shall (A) exercise commercially reasonable efforts to preserve the confidentiality of such Confidential Information, (B) to the extent legally permissible, use commercially reasonable efforts to provide the Disclosing Party in advance of such disclosure, with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (C) reasonably cooperate with the Disclosing Party and its Affiliates to the extent they may seek to limit such disclosure), (ii) make a public announcement regarding such matters (A) as agreed to in writing by the Disclosing Party or (B) as required by the provisions of any securities laws or the requirements of any exchange on which any Party’s securities may be listed, or (iii) disclose any Confidential Information to its Affiliates and its and their Party Representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential pursuant to the terms hereof).

Section 14.7    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 14.8    Integration. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 14.9    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
Section 14.10    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 14.11    Third-Party Beneficiaries. Each Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
Section 14.12    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
Section 14.13    Applicable Law; Forum and Venue.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Delaware Act, such provision of the Delaware Act shall control. If any provision of the Delaware Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.
(b)    Subject to Section 8.5(c), any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.
Section 14.14    Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.
Section 14.15    Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:
SunPower YC Holdings, LLC

By:	/s/ Kenneth Mahaffey
Name:	Kenneth Mahaffey
Title:	Assistant Secretary

First Solar 8point3 Holdings, LLC

By:	/s/ Alexander R. Bradley
Name:	Alexander R. Bradley
Title:	Vice President, Treasury and Project Finance

EXHIBIT A

ECONOMIC UNITS

Economic Member	Capital Contribution	Capital Account Balance	Economic Units	Ownership Percentage
SP Member	$500.00	$500.00	500	50%
FS Member	500.00	500.00	500	50%
Total:	$1,000.00	$1,000.00	1,000	100.00%

A-1

EXHIBIT B

MANAGEMENT UNITS

Management Member	Management Units	Percentage Ownership
SP Member	500	50%
FS Member	500	50%
Total:	1,000	100.00%

B-1

EXHIBIT C

INITIAL DIRECTORS OF THE YIELDCO GENERAL PARTNER

Charles D. Boynton	SP Director Chairman of the Board of Directors
Ty P. Daul	SP Director
Mark R. Widmar	FS Director
Joseph G. Kishkill	FS Director
Thomas C. O’Connor	Independent Director
Norman J. Szydlowski	Independent Director
Michael W. Yackira	Independent Director

C-1

EXHIBIT D

TARGET DISTRIBUTED CASH INCREASE SCHEDULE

Fiscal Year Ending November 30	Target Distributed Cash Increase Range
	Low	High
2016	***	***
2017	***	***
2018	***	***
2019	***	***
2020	***	***
2021	***	***
2022	***	***
2023	***	***
2024	***	***
2025	***	***

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

D-1

EXHIBIT E

MEMBERS’ ADDRESS FOR NOTICE

SP Member
SunPower YC Holdings, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention:     Charles Boynton, Chief Financial Officer

with copies, which shall not constitute notice, to:

SunPower YC Holdings, LLC
c/o SunPower Corporation
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: lisa.bodensteiner@sunpower.com
Attention:     Lisa Bodensteiner, General Counsel

FS Member
First Solar 8point3 Holdings, LLC
c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 414-9300
Email: mark.widmar@firstsolar.com
Attention: Mark Widmar, Chief Financial Officer

with copies, which shall not constitute notice, to:
First Solar 8point3 Holdings, LLC
c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel: (602) 427-2925
Email: generalcounsel@firstsolar.com
Attention: Paul Kaleta, General Counsel

E-1

EXHIBIT F

REPRESENTATIVES

SP Member’s Initial Representative: Natalie F. Jackson

FS Member’s Initial Representative: Alexander R. Bradley

F-1